Exhibit 99.1

EXPLANATORY NOTE

As discussed in Note 1 to the Unaudited Condensed Consolidated Financial Statements included herein, the information included in this Exhibit 99.1 reflects, and is based upon, the capital structure of Rimini Street, Inc., a Nevada corporation (“RSI”) prior to giving effect to the business combination with GP Investments Acquisition Corp. (“GPIA”), which closed on October 10, 2017.

1

ITEM 1. FINANCIAL STATEMENTS

RIMINI STREET, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Balance Sheets

September 30, 2017 and December 31, 2016

(In thousands, except per share amounts)

	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$6,862	$9,385
Restricted cash	8,727	18,852
Accounts receivable, net of allowance of $55 and $36, respectively	33,711	55,324
Prepaid expenses and other	7,650	5,748
Total current assets	56,950	89,309

Long-term assets:
Property and equipment, net of accumulated depreciation of $6,860 and $5,312, respectively	4,244	4,559
Deferred debt issuance costs, net	3,313	3,950
Deferred offering costs	3,957	-
Deposits and other	972	965
Deferred income taxes, net	640	595
Total assets	$70,076	$99,378

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Current maturities of long-term debt	$11,750	$24,750
Accounts payable	9,256	8,839
Accrued expenses	39,253	36,650
Deferred insurance settlement	13,230	-
Liability for embedded derivatives	9,800	5,400
Deferred revenue	125,882	137,293
Total current liabilities	209,171	212,932

Long-term liabilities:
Long-term debt, net of current maturities	68,406	63,314
Deferred revenue	27,082	27,538
Liability for redeemable warrants	21,336	7,269
Other long-term liabilities	4,129	1,835
Total liabilities	330,124	312,888

Commitments and contingencies (Notes 8 and 11)

Stockholders’ deficit (1):
Convertible preferred stock, $0.001 par value per share. Authorized, issued and outstanding 100,486 shares; aggregate liquidation preference of $20,551	19,542	19,542
Convertible Class A common stock, $0.001 par value. Authorized 500,000 shares; 529 and 340 shares issued and outstanding as of September 30, 2017 and December 31, 2016, respectively	1	-
Convertible Class B common stock, $0.001 par value. Authorized 192,000 shares; 102,926 and 101,083 shares issued and outstanding as of September 30, 2017 and December 31, 2016, respectively	103	101
Common stock; $0.001 par value. Authorized 500,000 shares; no shares issued and outstanding	-	-
Additional paid-in capital	21,676	19,003
Accumulated other comprehensive loss	(886)	(1,046)
Accumulated deficit	(300,484)	(251,110)
Total stockholders’ deficit	(260,048)	(213,510)
Total liabilities and stockholders’ deficit	$70,076	$99,378

(1)	See Note 1 for discussion of reverse recapitalization that is not given effect herein.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

2

RIMINI STREET, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30:		September 30:
	2017	2016	2017	2016

Net revenue	$53,611	$40,723	$154,729	$113,438
Cost of revenue	20,109	17,231	58,002	48,074

Gross profit	33,502	23,492	96,727	65,364

Operating expenses:
Sales and marketing	17,188	18,725	47,685	53,573
General and administrative	8,580	8,192	26,784	22,082
Write-off of deferred financing costs	-	-	-	2,000
Litigation costs and related insurance recoveries:
Professional fees and other defense costs of litigation	3,327	5,152	11,724	15,865
Insurance recoveries and reduction in deferred settlement liability	(2,962)	(4,988)	(7,113)	(6,868)
Pre-judgment interest	-	917	-	2,706

Total operating expenses	26,133	27,998	79,080	89,358

Operating income (loss)	7,369	(4,506)	17,647	(23,994)

Non-operating expenses:
Interest expense	(9,152)	(4,317)	(33,629)	(5,020)
Other debt financing expenses	(2,563)	(3,973)	(14,704)	(4,278)
Loss on embedded derivatives and redeemable warrants, net	(4,417)	(2,145)	(18,467)	(2,145)
Other, net	108	(144)	422	(665)

Loss before income taxes	(8,655)	(15,085)	(48,731)	(36,102)
Income tax expense	(385)	(306)	(643)	(895)

Net loss	(9,040)	(15,391)	(49,374)	(36,997)
Foreign currency translation gain (loss)	(17)	(22)	160	(264)

Comprehensive loss	$(9,057)	$(15,413)	$(49,214)	$(37,261)

Net loss per common share:
Basic and diluted (1)	$(0.09)	$(0.15)	$(0.48)	$(0.37)

Weighted average number of common shares outstanding:
Basic and diluted (1)	103,280	101,339	102,535	101,326

(1)	See Note 1 for discussion of reverse recapitalization that is not given effect herein.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

3

RIMINI STREET, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statement of Changes in Stockholders’ Deficit

For the Nine Months Ended September 30, 2017

(In thousands)

								Accumulated
	Convertible		Convertible Common Stock				Additional	Other
	Preferred Stock		Class A		Class B		Paid-in	Comprehensive	Accumulated
	Shares (1)	Amount (1)	Shares (1)	Amount (1)	Shares (1)	Amount (1)	Capital (1)	Loss	Deficit	Total

Balances, December 31, 2016	100,486	$19,542	340	$-	101,083	$101	$19,003	$(1,046)	$(251,110)	$(213,510)
Stock-based compensation	-	-	-	-	-	-	1,916	-	-	1,916
Warrant expense	-	-	-	-	-	-	363	-	-	363
Issuance of shares upon exercise of stock options	-	-	189	1	1,843	2	394	-	-	397
Foreign currency translation gain	-	-	-	-	-	-	-	160	-	160
Net loss	-	-	-	-	-	-	-	-	(49,374)	(49,374)

Balances, September 30, 2017	100,486	$19,542	529	$1	102,926	$103	$21,676	$(886)	$(300,484)	$(260,048)

(1)	See Note 1 for discussion of reverse recapitalization that is not given effect herein.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

4

RIMINI STREET, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Cash Flows

For the Nine Months Ended September 30, 2017 and 2016

(In thousands)

	2017	2016

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(49,374)	$(36,997)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,477	1,296
Accretion and amortization of debt discount and issuance costs	19,403	4,346
Write-off of debt discount and issuance costs	9,861	-
Stock-based compensation expense	1,916	1,829
Loss on embedded derivatives and redeemable warrants, net	18,467	2,145
Paid-in-kind interest expense	2,038	253
Deferred income taxes	(32)	(42)
Other	364	46
Changes in operating assets and liabilities:
Accounts receivable, net	21,745	8,537
Prepaid expenses, deposits and other	(1,756)	(3,030)
Accounts payable	291	(487)
Accrued expenses	547	6,564
Deferred insurance settlement	13,230	-
Accrued pre-judgement interest on litigation settlement	-	2,706
Deferred revenue	(12,021)	24,882

Net cash provided by operating activities	26,156	12,048

CASH FLOWS USED IN INVESTING ACTIVITIES:
Capital expenditures	(1,074)	(630)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from borrowings	-	19,607
Principal payments on borrowings	(36,993)	(15,112)
Principal payments on capital leases	(648)	(467)
Payments for debt issuance costs	(332)	(559)
Payments for deferred offering costs	(704)	-
Proceeds from exercise of employee stock options	397	18

Net cash provided by (used in) financing activities	(38,280)	3,487

Effect of foreign currency translation changes	550	(138)

Net increase (decrease) in cash, cash equivalents and restricted cash	(12,648)	14,767
Cash, cash equivalents and restricted cash at beginning of period	28,237	12,559

Cash, cash equivalents and restricted cash at end of period	$15,589	$27,326

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$13,377	$1,460
Cash paid for income taxes	1,414	1,135

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND
FINANCING ACTIVITIES:
Liability for mandatory fees and related debt discount under Credit Facility:
Balance at inception of Credit Facility	$-	$45,301
Adjustment for updated calculation of mandatory trigger event exit fees	5,775	4,907
Payables for deferred offering costs	3,253	-
Payable for debt issuance costs	1,250	-
Payables for capital expenditures	85	-
Issuance of redeemable warrants for debt issuance costs	-	8,847
Purchase of equipment under capital lease obligations	-	868

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

5

RIMINI STREET, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—REVERSE RECAPITALIZATION

Business Combination and Delaware Domestication. Rimini Street, Inc. (“RSI” or the “Company”) was incorporated in the state of Nevada in September 2005. RSI provides enterprise software support services. On May 16, 2017, RSI entered into an Agreement and Plan of Merger (the “Merger Agreement”) with GP Investments Acquisition Corp. (“GPIA”), a publicly-held special purpose acquisition company (“SPAC”) incorporated in the Cayman Islands and formed for the purpose of effecting a business combination with one or more businesses. Substantially all of GPIA’s assets consisted of cash and cash equivalents.

In October 2017 the Merger Agreement was approved by the respective shareholders of RSI and GPIA, and closing occurred on October 10, 2017, resulting in (i) the merger of a wholly-owned subsidiary of GPIA with and into RSI, with RSI as the surviving corporation, after which (ii) RSI merged with and into GPIA, with GPIA as the surviving corporation. Prior to consummation of the mergers, GPIA domesticated as a Delaware corporation (the “Delaware Domestication”). The Delaware Certificate of Incorporation authorizes the issuance of up to 1 billion shares of $0.0001 par value common stock (referred to as “Company Shares”), and up to 100 million shares of $0.0001 par value preferred stock that may be issued in one or more series as determined by the Board of Directors. Immediately after consummation of the second merger, GPIA was renamed “Rimini Street, Inc.” (referred to as “RMNI”).

Accounting Treatment as a Reverse Recapitalization. After completion of the Delaware Domestication and upon consummation of the mergers, the former GPIA shareholders owned approximately 9.7 million Company Shares. Upon consummation of the mergers, RSI appointed seven of the nine members of the Board of Directors of RMNI, and the shareholders of RSI obtained an 84% controlling interest in the outstanding Company Shares of RMNI. Due to the change of control and the composition of GPIA’s assets, the business combination will be accounted for as a reverse recapitalization whereby RSI is considered to be the predecessor and the acquirer for accounting and financial reporting purposes, and GPIA is the legal acquirer. In accounting for the reverse recapitalization, the net cash proceeds received by RSI as a result of the merger with GPIA will be treated as a capital infusion on the closing date, and the historical capitalization of RSI will be adjusted in the period following the reverse recapitalization. The exchange ratio for the business combination resulted in the issuance of approximately 0.2394 Company Shares for each outstanding share of RSI capital stock (the “Exchange Ratio”) on October 10, 2017.

Post-Merger Capitalization. The table below summarizes the number of Company Shares issued after consummation of the mergers consisting of (i) the number of shares of RSI capital stock outstanding immediately before the mergers along with the impact of the Exchange Ratio, (ii) the impact of fractional share adjustments, and (iii) the number of Company Shares outstanding after the domestication and consummation of the mergers, as of the closing date on October 10, 2017:

RSI Capital Stock		Number of
Type	Series/ Class	Shares

Preferred	A	5,499,900	(1)
Preferred	B	38,545,560	(1)
Preferred	C	56,441,036	(1)
Common	A	529,329	(1)
Common	B	102,925,500	(1)

Total capital stock of RSI as of September 30, 2017		203,941,325

Effect of Exchange Ratio to convert RSI capital stock to Company Shares		48,826,158	(2)

Adjustment for fractional shares		(67	)(3)
Cashless exercise of Guarantee Warrant on closing date		42,556	(4)
Company Shares related to RSI issued at closing		48,868,647
Deemed issuance of shares to GPIA shareholders		9,712,149	(5)

Total Company Shares outstanding on October 10, 2017		58,580,796

(1)	Represents the number of shares of RSI capital stock issued and outstanding as of September 30, 2017.

6

RIMINI STREET, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(2)	In accounting for the reverse recapitalization, RSI capital stock outstanding as of September 30, 2017 was converted to Company Shares based on the Exchange Ratio that resulted in the issuance of approximately 0.2394 Company Shares for each outstanding share of RSI capital stock.
(3)	The total number of Company Shares issued to the former holders of RSI capital stock was net of fractional shares resulting from rounding down in the application of the Exchange Ratio.
(4)	Adams Street Partners and its affiliates agreed to exercise on a cashless basis their Guarantee Warrant for 344,828 shares of Rimini Street’s Class A common stock at an exercise price of $1.16 per share immediately prior to consummation of the mergers. This cashless exercise resulted in the issuance of 177,751 shares of RSI’s Class A common stock which converted to 42,556 Company Shares upon consummation of the mergers.
(5)	Represents the number of Company Shares held by former GPIA shareholders after the Delaware Domestication but immediately prior to consummation of the mergers on October 10, 2017. Includes 497,018 Company Shares held by Adams Street Partners and its affiliates, and closing date issuances of 3,600,000 Company Shares to GPIC Ltd, a Bermuda company (the “Sponsor”) and 388,437 Company Shares to financial advisors, as discussed in Note 11.

The capitalization of RMNI was also adjusted based on the Exchange Ratio for the conversion of outstanding options and warrants discussed in Note 6 for the purchase of shares of common stock of RSI into newly issued options and warrants for Company Shares, and for outstanding warrants of GPIA that converted into newly issued warrants for Company Shares upon consummation of the Merger Agreement, as shown below.

	Weighted
	Average	Number
	Exercise Price	of Shares

Former RSI Stock Options	$2.76	13,259,442
Former RSI Origination Agent warrants	5.64	3,440,424
GPIA public warrants	11.50	8,625,000
GPIA private placement warrants	11.50	6,062,500

Total		31,387,366

NOTE 2—BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The unaudited condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, and are prepared in conformity with generally accepted accounting principles in the United States of America (“GAAP”). All significant intercompany balances and transactions have been eliminated in consolidation.

The accompanying condensed consolidated financial statements present the historical capitalization of RSI; changes in capitalization that will result from the reverse recapitalization are not reflected until periods following the reverse recapitalization.

The accompanying unaudited condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) regarding interim financial reporting. Accordingly, certain information and footnote disclosures required by GAAP for complete financial statements have been condensed or omitted in accordance with such rules and regulations. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. These unaudited condensed consolidated financial statements should be read in conjunction with RSI’s consolidated financial statements for the year ended December 31, 2016, beginning on page F-51 in the Registration Statement on Form S-4, as amended, filed with the SEC by GPIA on September 7, 2017.

The accompanying condensed balance sheet and related disclosures as of December 31, 2016 have been derived from RSI’s audited financial statements. The Company’s financial condition as of September 30, 2017 and operating results for the nine months ended September 30, 2017 are not necessarily indicative of the financial condition and results of operations that may be expected for any future interim period or for the year ending December 31, 2017.

7

RIMINI STREET, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Liquidity

As of September 30, 2017, the Company had available cash, cash equivalents and restricted cash of $15.6 million. As discussed in Notes 1 and 11, on October 10, 2017 the Company completed the business combination with GPIA which resulted in net cash proceeds of approximately $25.9 million after payment of transaction costs amounting to approximately $11.5 million and a pay down of $5.0 million of mandatory trigger event exit fees due to the Origination Agent as required by the sixth amendment to the Credit Facility (the “Sixth Amendment”). After giving effect to the Sixth Amendment as discussed in Note 11, the Company has cash obligations related to its Credit Facility that are due within the next 12 months for principal, interest and other fees of $30.9 million. Additionally, the Company is obligated to make operating and capital lease payments of $5.7 million that are due within the next 12 months. The Company believes that current cash, cash equivalents, restricted cash and future cash flow from operating activities will be sufficient to meet the Company’s anticipated cash needs, including working capital needs, capital expenditures and various contractual obligations for at least 12 months from the issuance date of these financial statements.

Emerging Growth Company

Since GPIA is the legal acquirer, upon completion of the business combination discussed in Notes 1 and 11, the Company will become an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. GPIA previously elected not to opt out of such extended transition period which means that when a standard is issued or revised, and it has different application dates for public or private companies, the Company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Significant Accounting Policies

The significant accounting policies followed by the Company are set forth in Note 2 to RSI’s consolidated financial statements for the year ended December 31, 2016, beginning on page F-51 in the Registration Statement on Form S-4, as amended, filed with the SEC by GPIA on September 7, 2017. For the nine months ended September 30, 2017, there were no significant changes in the Company’s estimates and critical accounting policies.

Use of Estimates

The preparation of financial statements and related disclosures in conformity with GAAP requires the Company to make judgments, assumptions, and estimates that affect the amounts reported in its consolidated financial statements and accompanying notes. The Company bases its estimates and assumptions on current facts, historical experience, and various other factors that it believes are reasonable under the circumstances, to determine the carrying values of assets and liabilities that are not readily apparent from other sources. The Company’s significant accounting estimates include, but are not necessarily limited to, revenue recognition, allowance for doubtful accounts, valuation of stock options, warrants and embedded derivatives, useful lives of property and equipment for depreciation expense, deferred income taxes and related valuation allowances, and evaluation and measurement of contingencies. To the extent there are material differences between the Company’s estimates and the actual results, the Company’s future consolidated results of operation may be affected.

8

RIMINI STREET, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Recent Accounting Pronouncements

Recently Adopted Standards. The following recently issued accounting standard was adopted effective January 1, 2017:

In March 2016, the Financial Accounting Standards Board (FASB) issued ASU No. 2016-09, Improvements to Employee Share-Based Payment, aimed at simplifying the accounting for share-based transactions. The standard included modifications to the accounting for income taxes upon vesting or settlement of equity awards, employer tax withholding on share-based compensation and financial statement presentation of excess tax benefits. The standard also provides an alternative on incorporating forfeitures in share-based compensation. The adoption of ASU No. 2016-09 did not have a material impact on the Company’s consolidated financial statements. The Company decided to maintain its current practice of estimating forfeitures in accounting for stock-based compensation.

Standards Required to be Adopted in Future Years. The following recently issued accounting standards are not yet effective; the Company is assessing the impact these standards will have on its consolidated financial statements, as well as the method of adoption and period in which adoption is expected to occur:

In May 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers, which supersedes nearly all existing revenue recognition standards under U.S. GAAP. The new standard provides a five-step process for recognizing revenue that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The new standard also requires expanded qualitative and quantitative disclosures related to the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. The new standard is effective for the Company beginning in the first quarter of fiscal 2019, and is to be applied either retrospectively to each prior reporting period presented or retrospectively with the cumulative effect of initially applying it recognized at the date of initial adoption. Management is currently reviewing historical contracts to quantify the impact that the adoption of the standard will have on specific performance obligations, as well as the recognition of costs related to obtaining customer contracts. Management has not completed its evaluation to determine the impact and method that adoption of this standard will have on the Company’s consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases, which require organizations that lease assets (“lessees”) to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases with lease terms of more than 12 months. Under the new standard, both finance and operating leases will be required to be recognized on the balance sheet. Additional quantitative and qualitative disclosures, including significant judgments made by the management, will also be required. The new standard will be effective for the Company beginning in the first quarter of 2020, assuming the Company would still qualify as an emerging growth company as noted above. Early adoption is permitted. However, the new standard must be adopted retrospectively to each prior reporting period presented upon initial adoption. Management has not completed its evaluation to determine the impact that adoption of this standard will have on the Company’s consolidated financial statements.

NOTE 3—Financial Instruments and Significant Concentrations

Fair Value Measurements

Fair value is defined as the price that would be received upon sale of an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date. Additional information on fair value measurements is included in RSI’s audited consolidated financial statements for the year ended December 31, 2016, beginning on page F-51 in the Registration Statement on Form S-4, as amended, filed with the SEC by GPIA on September 7, 2017.

The carrying amounts of the Company’s financial instruments including cash and cash equivalents, restricted cash, accounts receivable, accounts payable, and accrued liabilities approximate fair values due to their short-term maturities. Based on borrowing rates currently available to the Company for debt with similar terms, the carrying value of capital lease obligations also approximates fair value as of the respective balance sheet dates. Due to the complex and unique terms of the Credit Facility, it is not reasonably practicable to determine the current fair value. The Company’s redeemable warrant liability and embedded derivative liability are the only liabilities that are carried at fair value on a recurring basis and are classified within Level 3 of the fair value hierarchy. Further information about the embedded derivative and redeemable warrant liabilities, including valuation methodology and key assumptions and estimates used, are disclosed in Notes 5 and 6, respectively.

9

RIMINI STREET, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Significant Concentrations

The Company attributes revenue to geographic regions based on the location of its customers’ contracting entity. The following shows net revenue by geographic region for the three and nine months ended September 30, 2017 and 2016 (in thousands):

	Three Months Ended		Nine Months Ended
	September 30:		September 30:
	2017	2016	2017	2016

United States of America	$36,751	$28,992	$105,120	$77,986
International	16,860	11,731	49,609	35,452

Total	$53,611	$40,723	$154,729	$113,438

No customer represented more than 10% of revenue for the three and nine months ended September 30, 2017 or 2016. As of September 30, 2017 and December 31, 2016, no customer represented 10% or more of total net accounts receivable.

The Company tracks its assets by physical location. The majority of the Company’s long-lived assets are located in the United States.

Financial instruments that subject the Company to concentrations of credit risk consist primarily of cash, cash equivalents, restricted cash, and accounts receivable. The Company maintains its cash, cash equivalents and restricted cash at high-quality financial institutions, primarily in the United States of America. Deposits, including those held in foreign branches of global banks, may exceed the amount of insurance provided on such deposits. As of September 30, 2017, the Company had cash and cash equivalents of $3.5 million and restricted cash of $7.2 million with a single financial institution. As of December 31, 2016, the Company had cash and cash equivalents of $4.5 million and restricted cash of $15.9 million with a single financial institution. The Company also had $1.1 million and $2.4 million of restricted cash with another financial institution as of September 30, 2017 and December 31, 2016, respectively. The Company has never experienced any losses related to these balances.

Generally, credit risk with respect to accounts receivable is diversified due to the number of entities comprising the Company’s customer base and their dispersion across different geographies and industries. The Company performs ongoing credit evaluations on certain customers and generally does not require collateral on accounts receivable. The Company maintains reserves for potential bad debts and historically such losses are generally not significant.

NOTE 4—CASH, CASH EQUIVALENTS AND RESTRICTED CASH

For purposes of the 2017 statement of cash flows, cash, cash equivalents and restricted cash as of September 30, 2017 and December 31, 2016, are as follows (in thousands):

	2017	2016

Cash and cash equivalents	$6,862	$9,385
Restricted cash:
Control accounts under Credit Facility	8,294	18,263
Corporate credit card debts and other	433	589

Total cash, cash equivalents and restricted cash	$15,589	$28,237

The majority of restricted cash relates to certain depository accounts that are subject to control agreements with the lenders under the Credit Facility discussed in Note 5.

10

RIMINI STREET, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5—DEBT

Credit Facility

As of September 30, 2017 and December 31, 2016, debt consists of the following (in thousands):

	2017	2016

Contractual obligations under Credit Facility	$139,978	$169,158
Debt discount and issuance costs, net	(59,822)	(81,094)

Net carrying value of Credit Facility	80,156	88,064
Less current maturities	(11,750)	(24,750)

Long-term debt, net of current maturities	$68,406	$63,314

In June 2016, the Company entered into a multi-draw term loan Financing Agreement (the “Credit Facility”) with a syndicate of lenders (the “Lenders”). The Credit Facility provides for an aggregate commitment up to $125.0 million, which consisted of an initial term loan for $30.0 million, a “delayed draw A Term Loan” for $65.0 million, and a “delayed draw B Term Loan” for $30.0 million. In October 2016, the Company and the Lenders entered into an amendment to the Credit Facility (the “Second Amendment”) that enabled the Company to borrow $65.0 million under the delayed draw A Term Loan and $12.5 million under the delayed draw B Term Loan, bringing total term loan borrowings under the Credit Facility to $107.5 million ($17.5 million of the $125.0 million commitment was unfunded through September 30, 2017). As of September 30, 2017 and December 31, 2016, debt consists of Credit Facility obligations, net of discount, of $80.2 million and $88.1 million, respectively. Presented below is a summary of activity related to the funded debt for the nine months ended September 30, 2017 (in thousands):

	December 31,	PIK	Amendment/	Liability	Principal Reductions			Accretion	September 30,
	2016	Accrual	Fees	Adjustments	Scheduled	Prepayments		Expense	2017

Contractual liabilities:
Principal balance	$107,900	$2,038	$-	$-	$(13,500)	$(21,493	)(1)	$-	$74,945
Mandatory trigger event exit fees	55,258	-	-	5,775	-	-		-	61,033
Mandatory consulting fees	6,000	-	-	-	(2,000)	-		-	4,000

Total contractual liability	$169,158	$2,038	$-	$5,775	$(15,500)	$(21,493)		$-	$139,978

Debt discount and issuance costs:
Original issue discount	$2,150	$-	$-	$-	$-	$(269	)(2)	$-	$1,881
Origination fee	5,375	-	-	-	-	(673	)(2)	-	4,702
Amendment fee	8,600	-	1,075	-	-	(1,080	)(2)	-	8,595
Fair value of warrants	7,608	-	-	-	-	(952	)(2)	-	6,656
Consulting fees to lenders	7,720	-	-	-	-	(966	)(2)	-	6,754
Mandatory trigger event exit fees	55,258	-	-	5,775	-	(7,480	)(2)	-	53,553
Other issuance costs	3,823	-	287	-	-	(481	)(2)	-	3,629

Total discount and issuance costs	90,534	-	1,362	5,775	-	(11,901)		-	85,770
Cumulative accretion	(9,440)	-	-	-	-	2,040	(2)	(18,548)	(25,948)

Net discount	81,094	-	1,362	5,775	-	(9,861)		(18,548)	59,822

Net carrying value	$88,064	$2,038	$(1,362)	$-	$(15,500)	$(11,632)		$18,548	$80,156

(1)	Mandatory principal prepayments in the aggregate of $21.5 million, are comprised of (i) $14.1 million in April 2017 in connection with the insurance settlement discussed in Note 8, (ii) a principal payment of $4.0 million in May 2017 for 75% of Excess Cash Flow for the quarter ended March 31, 2017, (iii) a principal payment of $2.5 million in May 2017 required under the Third Amendment, and (iv) mandatory principal prepayments required for customer prepayments received in the second and third quarters of 2017 of $0.9 million for service periods commencing more than one year after the contract effective date.
(2)	Due to the mandatory prepayments of principal discussed under (1) above, the Company recorded a loss of $9.9 million, consisting of a write-off of the debt discounts and issuance costs associated with the funded debt in the aggregate amount of $11.9 million, less the previously recognized accretion expense related to these amounts of $2.0 million. The amount of debt discounts and issuance costs written off was based on the percentage of principal prepaid in relation to the total contractual liabilities immediately before the prepayment.

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Outstanding term loans under the Credit Facility mature in June 2020, and require monthly interest payments at 15.0% per annum, consisting of 12.0% per annum that is payable in cash and 3.0% per annum that is added to the then-outstanding principal of the term loans (referred to as paid-in-kind, or “PIK” interest). The Company is required to pay an unused line fee of 5.0% per annum on the currently unfunded portion of the Credit Facility which expires in June 2020, subject to early termination events as set forth in the Credit Facility. The Company was also subject to collateral monitoring fees at the rate of 0.5% of the outstanding term loans until the date of the Second Amendment, when such fees increased to 2.5% of the outstanding term loans. All unused line fees and collateral monitoring fees are payable monthly in arrears and are recorded as a component of other debt financing expenses in the period incurred. Upon the occurrence and during the continuance of any event of default, the principal (including PIK interest), and all unpaid interest shall be assessed an additional interest rate of 2.0% per annum from the date such event of default occurs until it is cured or waived (“Default Interest”). As of September 30, 2017 and December 31, 2016, accretion of discount and debt issuance costs related to the funded portion of the Credit Facility is at an annual rate of 31.0% and 25.6%, respectively. The overall effective rate (exclusive of the impact of unused line fees, collateral monitoring fees, and amortization of debt issuance costs related to the unfunded portion of the Credit Facility) was 46.0% and 40.6% as of September 30, 2017 and December 31, 2016, respectively.

As set forth in the Second Amendment, beginning in the second quarter of 2017 and continuing through maturity of the term loans, the Credit Facility requires additional quarterly principal payments of the term loans equal to 75% of the calculated Excess Cash Flow (as defined in the Credit Facility) for the previous fiscal quarter. The calculation of Excess Cash Flow for the quarter ended March 31, 2017 resulted in a mandatory principal payment of $4.0 million that was paid in May 2017. The calculation of Excess Cash Flow for the quarters ended June 30, 2017 and September 30, 2017 did not result in a mandatory principal payment. Additionally, beginning on April 1, 2017, customer prepayments received for service periods commencing more than one year after the contract effective date were required to be applied to reduce the outstanding principal balance. This requirement led to a mandatory principal prepayment of $0.9 million for the nine months ended September 30, 2017.

Pursuant to the Second Amendment, the Company was required to complete equity issuances resulting in net proceeds of at least $35.0 million by May 28, 2017. In May 2017, the Company and the Lenders entered into a third amendment (the “Third Amendment”) to the Credit Facility, which includes the following provisions:

•	the deadlines to deliver audited financial statements and to consummate equity issuances resulting in net proceeds of at least $35.0 million were both extended until August 31, 2017;
•	the Company made a principal prepayment of $6.5 million, including satisfying the 75% of Excess Cash Flow payment of $4.0 million for the first quarter of 2017 and an additional principal prepayment of $2.5 million;
•	contractual principal amortization payments for April and May 2017 were increased by an aggregate of $2.5 million and paid during the second quarter of 2017; and
•	the Lenders amended the terms of the Credit Facility which eliminated non-compliance with certain budgetary compliance covenants prior to the effective date of the Third Amendment, and certain budgetary compliance covenants were amended to be generally less restrictive after the effective date of the Third Amendment. Additionally, the Lenders did not charge Default Interest during the period that the events of default existed.

In May 2017, the Company and the Lenders entered into a fourth amendment to the Credit Facility to modify the covenant related to costs that may be incurred for an initial public offering. In June 2017, the Company and the Lenders entered into a fifth amendment (the “Fifth Amendment”) to the Credit Facility whereby the deadline was extended from August 31, 2017 until November 30, 2018 to consummate equity issuances for a minimum of $35.0 million, as discussed above. Additionally, certain financial covenants were revised whereby the Company expects to remain in compliance. In connection with the Fifth Amendment, the Company incurred an amendment fee equal to 1.0% of the $125.0 million commitment under the Credit Facility, and agreed to pay certain “target date” fees if (i) the filing date for the Form S-4 registration statement discussed below occurred after June 30, 2017, and (ii) the consummation of the merger discussed in Notes 1 and 11 occurred after August 31, 2017. Since the filing date for the S-4 registration statement occurred on June 30, 2017, a fee was not incurred. Since the consummation of the merger occurred on October 10, 2017, the Company incurred a target date fee of 1.0% of the $125.0 million commitment on each of September 1, 2017 and October 1, 2017. The target date fee incurred on September 1, 2017 and the Fifth Amendment fee in the aggregate amount of $2.5 million are included in the other long-term liabilities as of September 30, 2017 (since pursuant to the Sixth Amendment discussed in Note 11, the due date was changed to be the earlier of April 2019 or upon raising $100 million or more of equity issuance proceeds). The target date fee incurred on October 1, 2017 was subsequently waived upon the effectiveness of the Sixth Amendment discussed in Note 11.

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RIMINI STREET, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The Credit Facility also requires certain payments to the origination agent (the “Origination Agent”) upon the occurrence of a trigger event (“Trigger Event”), which is defined as the earliest of (i) the debt maturity date of June 2020, (ii) the first date on which all the obligations under the Credit Facility are repaid in full and the commitments of the Lenders are terminated, (iii) the acceleration of the obligations in the event of a default, (iv) initiation of any insolvency proceeding, foreclosure or deed in lieu of foreclosure, and (v) the termination of the Credit Facility for any reason. Upon a Trigger Event, the Company is required to pay (i) a commitment exit fee, (ii) a continuing origination agent service fee, (iii) a consulting exit fee of $14.0 million, and (iv) a foreign withholding tax fee up to $2.0 million. The commitment exit fee is calculated using the annualized revenue for the most recent fiscal quarter in which a Trigger Event occurs, times a multiplier of 6.9% of annualized revenue up to $300.0 million, and lower percentages for annualized revenue in excess of $300.0 million. The settlement value of the commitment exit fee was $14.8 million and $12.9 million as of September 30, 2017 and December 31, 2016, respectively. The continuing origination agent service fee is also calculated using the annualized revenue for the most recent fiscal quarter in which a Trigger Event occurs, times a multiplier of 14.1% of annualized revenue up to $300.0 million, and lower percentages for annualized revenue in excess of $300.0 million. The settlement value of the continuing origination agent fee was $30.2 million and $26.4 million as of September 30, 2017 and December 31, 2016, respectively. As of September 30, 2017 and December 31, 2016, the aggregate Trigger Event fees amounted to approximately $61.0 million and $55.3 million, respectively. See also Note 11 for discussion of changes in Trigger Event exit fees as a result of the Sixth Amendment to the Credit Facility.

Based on $140.0 million of contractual obligations outstanding under the Credit Facility and after giving effect to the Sixth Amendment to the Credit Facility as discussed in Note 11, the scheduled future maturities are as follows (in thousands):

12-Month Period Ending	Credit Facility
September 30,	Principal	Exit Fees	Consulting	Total

2018	$9,750	$-	$2,000	$11,750
2019	15,000	-	2,000	17,000
2020	50,195	61,033	-	111,228

Total	$74,945	$61,033	$4,000	$139,978

Term loans under the Credit Facility are collateralized by substantially all assets of the Company, including certain cash depository accounts that are subject to control agreements with the Lenders. As of September 30, 2017 and December 31, 2016, the restricted cash balance under the control agreements totaled $8.3 million and $18.3 million, respectively. The Company is required to comply with various financial and operational covenants on a monthly or quarterly basis, including a leverage ratio, minimum liquidity, churn rate, asset coverage ratio, minimum gross margin, and certain budget compliance restrictions. Additionally, the covenants in the Credit Facility prohibit or limit the Company’s ability to incur additional debt, pay cash dividends, sell assets, merge or consolidate with another company, and other customary restrictions associated with debt arrangements. See also Note 11 for discussion of changes in covenants related to the Sixth Amendment to the Credit Facility. As of September 30, 2017, the Company was in compliance with all covenants.

Interest Expense and Other Debt Financing Expenses

The components of interest expense for the three and nine months ended September 30, 2017 and 2016 are presented below (in thousands):

	Three Months Ended		Nine Months Ended
	September 30:		September 30:
	2017	2016	2017		2016

Credit Facility:
Interest expense at 12.0%	$(2,389)	$(923)	$(8,327)		$(993)
PIK interest at 3.0%	(582)	(236)	(2,038)		(253)
Accretion expense for funded debt	(6,151)	(3,115)	(18,548)		(3,326)
Make-whole interest expense	-	-	(4,607	)(1)	-
Interest on other borrowings	(30)	(43)	(109)		(448)

Total interest expense	$(9,152)	$(4,317)	$(33,629)		$(5,020)

(1)	Consists of make-whole interest payment associated with a $14.1 million principal prepayment due to the insurance settlement discussed in Note 8.

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RIMINI STREET, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The components of other debt financing expenses for the three and nine months ended September 30, 2017 and 2016 are presented below (in thousands):

	Three Months Ended			Nine Months Ended
	September 30:			September 30:
	2017		2016	2017		2016

Unused line fees	$(219)		$(2,875)	$(664)		$(3,094)
Collateral monitoring fees	(483)		(38)	(1,734)		(41)
Write-off of debt discount and issuance costs	(193	)(1)	-	(9,861	)(2)	-
Target date fee for delayed closing of merger	(1,250	)(3)	-	(1,250	)(3)	-
Amortization of debt issuance costs related to unfunded debt	(305)		(946)	(855)		(1,020)
Amortization of prepaid agent fees	(113)		(114)	(340)		(123)

Total other debt financing expenses	$(2,563)		$(3,973)	$(14,704)		$(4,278)

(1)	Consists of the write-off of the proportional debt discount and issuance costs associated with $0.4 million of principal prepayments for the three months ended September 30, 2017.
(2)	Consists of the write-off of the proportional debt discount and issuance costs associated with $21.5 million of principal prepayments for the nine months ended September 30, 2017.
(3)	Due to the delay in closing the Merger Agreement discussed in Note 11, on September 1, 2017 the Company incurred a penalty equal to 1.0% of the $125.0 million commitment under the Credit Facility.

Embedded Derivatives

The Credit Facility includes features that were determined to be embedded derivatives requiring bifurcation and accounting as separate financial instruments. The Company determined that embedded derivatives include the requirement to pay (i) make-whole interest in connection with certain mandatory prepayments of principal, (ii) target date fees set forth in the Fifth Amendment to the Credit Facility, (iii) default interest due to non-credit-related events of default, and (iv) mandatory principal prepayments associated with customer prepayments for service periods that commence more than one year after the contract effective dates. These embedded derivatives are classified within Level 3 of the fair value hierarchy and have an aggregate fair value of $9.8 million and $5.4 million as of September 30, 2017 and December 31, 2016, respectively.

The fair value of these embedded derivatives was estimated using the “with” and “without” method. Accordingly, the Credit Facility was first valued with the embedded derivatives (the “with” scenario) and subsequently valued without the embedded derivatives (the “without” scenario). The fair values of the embedded derivatives were estimated as the difference between these two scenarios. The fair values were determined using the income approach, specifically the yield method. As of September 30, 2017, key Level 3 assumptions and estimates used in the valuation of the embedded derivatives include timing of projected principal payments, remaining term to maturity of approximately 2.7 years, probability of default of approximately 42%, and a discount rate of 19.6%. The discount rate is comprised of a risk-free rate of 1.6% and a credit spread of 18.0% determined based on option-adjusted spreads from public companies with similar credit quality.

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RIMINI STREET, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The fair value of embedded derivatives as of September 30, 2017 and December 31, 2016 was $9.8 million and $5.4 million, respectively. The change in the fair value of embedded derivative liabilities resulted in a loss of $4.4 million and $5.0 million for the nine months ended September 30, 2017 and 2016, respectively, and a gain of $1.4 million and a loss of $5.0 million for the three months ended September 30, 2017 and 2016, respectively. These changes in fair value are reflected in the Company’s consolidated statements of operations as a loss on embedded derivatives and redeemable warrants, net.

Write-off of Deferred Financing Costs

For the nine months ended September 30, 2016, the Company paid an aggregate of $2.0 million under arrangements with two financial advisory firms to assist in identifying and obtaining debt or equity financing proceeds. Upon closing of the Credit Facility in June 2016, the Company determined that these costs would not result in future financings and the costs were charged to expense for the nine months ended September 30, 2016. For the nine months ended September 30, 2017, the Company did not write-off any deferred financing costs.

NOTE 6—STOCK OPTIONS AND WARRANTS

Stock Options

The following table sets forth a summary of activity under the Company’s stock option plans for the nine months ended September 30, 2017 and 2016 (shares in thousands):

	Nine Months Ended September 30:
	2017			2016
	Shares (1)	Price (2)	Term (3)	Shares (1)	Price (2)	Term (3)

Outstanding, beginning of period	53,731	$0.46	4.6	52,795	$0.44	5.4
Granted	7,427	1.80		2,386	1.39
Cancellations	(3,691)	0.36		(471)	0.98
Exercised	(2,031)	0.20		(67)	0.27

Outstanding, end of period (4)	55,436	0.66	4.9	54,643	0.48	4.9

Vested, end of period (4)	45,539	0.45	3.9	46,701	0.35	4.3

(1)	Represents the number of shares of RSI common stock.
(2)	Represents the weighted average exercise price per share.
(3)	Represents the weighted average remaining contractual term in years until the stock options expire.
(4)	As of September 30, 2017, the aggregate intrinsic value of stock options outstanding was $62.2 million, and the aggregate intrinsic value of vested stock options was $62.1 million.

Upon consummation of the business combination and reverse recapitalization discussed in Notes 1 and 11, options outstanding for 55.4 million shares of RSI capital stock at a weighted average exercise price of $0.66 per share, converted into options of RMNI for approximately 13.3 million Company Shares at a weighted average exercise price of $2.76 per share.

For the nine months ended September 30, 2017, the Company granted stock options for an aggregate of approximately 7.4 million shares of RSI common stock under the 2013 Equity Incentive Plan to certain employees, officers and members of the Company’s board of directors. The key terms of these stock options are set forth below (shares in thousands):

	Grant Date
	June 29,	August 30,
	2017	2017

Number of shares of RSI common stock	6,628	799
Exercise price	$1.80	$1.78
Vesting period (in years)	1.0 to 3.0	3.0
Expiration date (in years)	10.0	10.0

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RIMINI STREET, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The weighted average fair value per common share for stock options granted for the nine months ended September 30, 2017 was $0.63 per share, for an aggregate of $4.7 million that will be recognized as stock-based compensation expense over the vesting periods. In estimating the fair value of these stock options, the Company used the Black-Scholes-Merton option-pricing model with weighted average assumptions of (i) an expected term until exercise of 5.9 years, (ii) a risk-free interest rate of 1.9%, (iii) expected volatility of 33%, (iv) no expected dividends, and (v) the fair value of the shares of RSI common stock on the date of grant of $1.80 per share.

As of September 30, 2017, the Company had approximately 8.4 million shares of RSI common stock available for grant under its stock option plans. The intrinsic value of employee options exercised during the nine months ended September 30, 2017 was $2.7 million.

Stock-based compensation expense for the three and nine months ended September 30, 2016 and 2017 is classified as follows (in thousands):

	Three Months Ended		Nine Months Ended
	September 30:		September 30:
	2017	2016	2017	2016

Cost of revenues	$152	$68	$273	$221
Sales and marketing	604	196	907	627
General and administrative	446	329	736	981

Total	$1,202	$593	$1,916	$1,829

As of September 30, 2017, total unrecognized compensation cost related to unvested stock options was $4.3 million. The remaining unrecognized costs are expected to be recognized on a straight-line basis over a weighted-average period of approximately 1.9 years.

For additional information about the Company’s stock option plans, please refer to Note 7 to RSI’s consolidated financial statements for the year ended December 31, 2016, beginning on page F-51 in the Registration Statement on Form S-4, as amended, filed with the SEC by GPIA on September 7, 2017.

Warrants

The following table summarizes terms for the Company’s outstanding warrants as of September 30, 2017 (shares in thousands):

	Date	Expiration	Exercise	Number
	Issued	Date	Price	of Shares

Origination Agent warrants:
Credit Facility issuance	June 2016	June 2026	$1.35	11,075
Anti-dilution issuance	October 2016	October 2026	1.35	3,035
Guarantee warrants	October 2014	October 2019	1.16	345

Total				14,455

Upon consummation of the business combination and reverse recapitalization discussed in Notes 1 and 11, Origination Agent warrants outstanding for an aggregate of 14.1 million shares of RSI capital stock at an exercise price of $1.35 per share, converted into warrants of RMNI for approximately 3,378,000 Company Shares at a weighted average exercise price of $5.64 per share. Origination Agent warrants for approximately 62,000 Company Shares were also issued at the closing date which resulted in an aggregate of approximately 3,440,000 Origination Warrants at an exercise price of $5.64 per share upon consummation of the Merger Agreement. Additionally, as discussed in Note 1, the Guarantee warrants shown above were exercised on a cashless basis whereby 42,556 Company Shares were issued upon consummation of the Merger Agreement.

The Origination Agent warrants shown in the table above are classified under Level 3 of the fair value hierarchy. The fair value of the Origination Agent warrants as of September 30, 2017 and December 31, 2016 was $21.3 million and $7.3 million, respectively. The change in fair value resulted in a loss of $14.0 million and a gain of $2.9 million for the nine months ended September 30, 2017, and 2016, respectively. For the three months ended September 30, 2017 and 2016, the change in fair value resulted in a loss of $5.8 million and a gain of $2.9 million, respectively. These changes in fair value are reflected in the Company’s condensed consolidated statements of operations as a loss on embedded derivatives and redeemable warrants, net.

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The valuation methodology for the Origination Agent warrants discussed above was performed through a hybrid model using Monte Carlo simulation, which considered alternative scenarios for the consummation of the reverse recapitalization discussed in Notes 1 and 11, a subsequent initial public offering, and a liquidation of the Company. Key Level 3 assumptions inherent in the warrant valuation methodology as of September 30, 2017 include projected revenue multiples of 1.7 to 1.8, volatility of 46% to 48%, the risk-free interest rate of 1.4% to 2.0%, a discount rate for lack of marketability of 6%, and the overall discount rate of approximately 20%.

The Origination Agent warrants were redeemable for cash at the option of the holder under certain circumstances that required classification as a liability through September 30, 2017. Upon consummation of the Merger Agreement discussed in Note 11, the holder of Origination Agent warrants agreed to eliminate the cash redemption feature and the anti-dilution provisions associated with such warrants in exchange for the issuance of additional warrants to purchase approximately 260,000 Company Shares at an exercise price of $1.35 per share. Due to the elimination of the cash redemption feature upon the effectiveness of the Sixth Amendment to the Credit Facility discussed in Note 11, the Origination Agent warrants will no longer be classified as a liability beginning on October 10, 2017, and will be reclassified to additional paid-in capital.

NOTE 7—INCOME TAXES

For the nine months ended September 30, 2016 and 2017, income tax expense was primarily attributable to income in foreign jurisdictions subject to income taxes. The Company’s effective tax rates on foreign earnings were 14% and 40% for the nine months ended September 30, 2017 and 2016, respectively. The reduction in the effective tax rate for the nine months ended September 30, 2017 was due to Brazilian tax reimbursement credits of $0.6 million that were reported during the nine months ended September 30, 2017. The Company did not have any material changes to its conclusions regarding valuation allowances for deferred income tax assets or uncertain tax positions for the nine months ended September 30, 2017 or 2016.

NOTE 8—COMMITMENTS AND CONTINGENCIES

Litigation

Oracle Litigation. In January 2010, certain subsidiaries of Oracle Corporation (together with its subsidiaries individually and collectively, “Oracle”) filed a lawsuit, Oracle USA, Inc. et al. v. Rimini Street, Inc. et al. (United States District Court for the District of Nevada) (“Rimini I”), against the Company and its Chief Executive Officer, Seth Ravin, alleging that certain of the Company’s processes violated Oracle’s license agreements with its customers and that the Company committed acts of copyright infringement and violated other federal and state laws. The litigation involved the Company’s business processes and the manner in which the Company provided its services to its clients. To provide software support and maintenance services, the Company requests access to a separate environment for developing and testing the updates to the software programs. Prior to July 2014, PeopleSoft, J.D. Edwards and Siebel clients switching from Oracle to the Company’s enterprise software support systems were given a choice of two models for hosting the development and testing environment for their software: the environment could be hosted on the client’s servers or on the Company’s servers. In addition to other allegations, Oracle challenged the Rimini Street-hosted model for certain Oracle license agreements with its customers that contained site-based restrictions. Oracle alleged that its license agreements with these customers restrict licensees’ rights to provide third parties, such as the Company, with copies of Oracle software and restrict where a licensee physically may install the software. Oracle alleged that, in the course of providing services, the Company violated such license agreements and illegally downloaded software and support materials without authorization. Oracle further alleged that the Company impaired its computer systems in the course of downloading materials for the Company’s clients. Oracle filed amended complaints (together, the “amended complaint”) in April 2010 and June 2011. Specifically, Oracle’s amended complaint asserted the following causes of action: copyright infringement; violations of the Federal Computer Fraud and Abuse Act; violations of the Computer Data Access and Fraud Act violations of Nevada Revised Statute 205.4765; breach of contract; inducing breach of contract; intentional interference with prospective economic advantage; unfair competition; trespass to chattels; unjust enrichment/restitution; unfair practices; and a demand for an accounting. Oracle’s amended complaint sought the entry of a preliminary and permanent injunction prohibiting the Company from copying, distributing, using, or creating derivative works based on Oracle Software and Support Materials except as allowed by express license from Oracle; from using any software tool to access Oracle Software and Support Materials; and from engaging in other actions alleged to infringe Oracle’s copyrights or were related to its other causes of action. The parties conducted extensive fact and expert discovery from 2010 through mid-2012.

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

In March and September 2012, Oracle filed two motions seeking partial summary judgment as to, among other things, its claim of infringement of certain copyrighted works owned by Oracle. In February 2014, the court issued a ruling on Oracle’s March 2012 motion for partial summary judgment (i) summary judgment on granting Oracle’s claim of copyright infringement as it related to two of the Company’s PeopleSoft clients and (ii) denying summary judgment on Oracle’s claim with respect to one of the Company’s J.D. Edwards clients and one of the Company’s Siebel clients. The parties stipulated that the licenses among clients were substantially similar. In August 2014, the court issued a ruling on Oracle’s September 2012 motion for partial summary judgment (i) granting summary judgment on Oracle’s claim of copyright infringement as it relates to Oracle Database and (ii) dismissing the Company’s first counterclaim for defamation, business disparagement and trade libel and the Company’s third counterclaim for unfair competition. In response to the February 2014 ruling, the Company revised its business practices to eliminate the processes determined to be infringing, which was completed no later than July 2014.

A jury trial in Rimini I commenced in September 2015. On October 13, 2015, the jury returned a verdict against the Company finding that (i) the Company was liable for innocent copyright infringement, (ii) the Company and Mr. Ravin were each liable for violating certain state computer access statutes, and (iii) neither the Company nor Mr. Ravin were liable for inducing breach of contract or intentional interference with prospective economic advantage. The jury determined that the copyright infringement did not cause Oracle to suffer lost profits, that the copyright infringement was not willful, and did not award punitive damages. Following post-trial motions, Oracle was awarded a final judgment of $124.4 million, consisting of copyright infringement damages based on the fair market value license damages theory, damages for violation of certain state computer access statutes, prejudgment interest and attorneys’ fees and costs. In addition, the court entered a permanent injunction prohibiting the Company from using certain processes – including processes adjudicated as infringing at trial – that the Company ceased using no later than July 2014. The Company paid the full judgment amount of $124.4 million to Oracle on October 31, 2016 and has appealed the case to the United States Court of Appeals for the Ninth Circuit (“Court of Appeals”) to appeal each of the above items in the final judgment as well as the injunction. With regard to the injunction entered by the court, the Company has argued on appeal that the injunction is vague and contains overly broad language that could be read to cover some of the Company’s current business practices that were not adjudicated to be infringing at trial and should not have been issued under applicable law. On December 6, 2016, the Court of Appeals granted the Company’s emergency motion for a stay of the permanent injunction pending resolution of the underlying appeal and agreed to consider the appeal on an expedited basis. The Court of Appeals heard argument on July 13, 2017. The Company expects a decision from the Court of Appeals by early 2018, although a decision could be announced sooner or later.

The Company accounted for the $124.4 million judgment to Oracle by recording accrued legal settlement expense of (i) $100.0 million for the year ended December 31, 2014, (ii) $21.4 million for the year ended December 31, 2015, and (iii) pre-judgment interest of $3.0 million for the period from January l, 2016 through October 31, 2016 (of which $2.7 million related to the nine months ended September 30, 2016). On October 31, 2016, the Company paid the full judgment amount of $124.4 million to Oracle.

The Company had insurance coverage in place related to the Oracle litigation. In October 2016, the Company received insurance indemnity payments for the judgment totaling $41.7 million as settlement from its insurers without any admission by the insurers of liability. Since the insurance indemnity settlement represented a gain contingency, it was recorded as a reduction in litigation settlement expense in the fourth quarter of 2016 when it was received. As of the issuance date of these unaudited condensed consolidated financial statements, the Court of Appeals had not ruled on the Company’s appeal. An award, if any, that is paid to the Company as a result of the appeal will be reflected as a reduction of litigation settlement expense in the period received, since the appeal is also being accounted for as a gain contingency.

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RIMINI STREET, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

In October 2014, the Company filed a separate lawsuit, Rimini Street Inc. v. Oracle Int‘l Corp. (United States District Court for the District of Nevada) (“Rimini II”), against Oracle seeking a declaratory judgment that the Company’s revised development processes, in use since at least July 2014, do not infringe certain Oracle copyrights. In February 2015, Oracle filed a counterclaim alleging copyright infringement, which included (i) the same allegations asserted in Rimini I but limited to new or existing clients for whom the Company provided support from the conclusion of Rimini I discovery in December 2011 until the revised support processes were fully implemented by July 2014, and (ii) new allegations that the Company’s revised support processes also infringe Oracle copyrights. Oracle’s counterclaim also included allegations of violation of the Lanham Act, intentional interference with prospective economic advantage, breach of contract and inducing breach of contract, unfair competition, and unjust enrichment/restitution. It also sought an accounting. On February 28, 2016, Oracle filed amended counterclaims adding allegations of violation of the Digital Millennium Copyright Act. On December 19, 2016, the Company filed an amended complaint against Oracle asking for a declaratory judgment of non-infringement of copyright and alleging intentional interference with contract, intentional interference with prospective economic advantage, violation of the Nevada Deceptive Trade Practices Act, violation of the Lanham Act, and violation of California Business & Professions Code §17200 et seq. On January 17, 2017, Oracle filed a motion to dismiss the Company’s amended claims and filed its third amended counterclaims, adding three new claims for a declaratory judgment of no intentional interference with contractual relations, no intentional interference with prospective economic advantage, and no violation of California Business & Professions Code §17200 et seq. On February 14, 2017, the Company filed its answer and motion to dismiss Oracle’s third amended counterclaim, which has been fully briefed and is pending consideration by the court. On March 7, 2017, Oracle filed a motion to strike the Company’s copyright misuse affirmative defense which is briefed. By stipulation of the parties, the court granted the Company’s motion to file its third amended complaint to add claims arising from Oracle’s purported revocation of access by the Company to its support websites on behalf of the Company’s clients, which was filed and served on May 2, 2017. By agreement of the parties, Oracle filed its motion to dismiss the Company’s third amended complaint on May 30, 2017, and the Company’s opposition was filed on June 27, 2017, and Oracle’s reply was filed on July 11, 2017. On September 22, 2017, the Court issued an order granting in part and denying in part the Company’s motion to dismiss Oracle’s third amended counterclaim. The Court granted the Company’s motion to dismiss as to count five, intentional interference with prospective economic advantage, and count eight unjust enrichment. On October 5, 2017, Oracle filed a motion for reconsideration of the Court’s September 22, 2017 Order. The Company filed its opposition to Oracle’s motion for reconsideration on October 19, 2017. Oracle filed its reply to its motion for reconsideration on October 26, 2017.

Fact discovery with respect to the above action is currently scheduled to end in February 2018 and expert discovery is currently scheduled to end in July 2018. There is currently no trial date scheduled and the Company does not expect a trial to occur in this matter earlier than 2020, but the trial could occur earlier or later than that. Given that discovery is ongoing, the Company does not have sufficient information regarding possible damages exposure for the counterclaims asserted by Oracle or possible recovery by the Company in connection with its claims against Oracle. Both parties are seeking injunctive relief in addition to monetary damages in this matter. As a result, an estimate of the range of loss cannot be determined. The Company believes that an award for damages is not probable, so no accrual has been made as of September 30, 2017 and December 31, 2016.

Other Litigation. In addition, from time to time, the Company may be a party to litigation and subject to claims incident to the ordinary course of business. Although the results of litigation and claims cannot be predicted with certainty, the Company currently believes that the final outcome of these ordinary course matters will not have a material adverse effect on its business. Regardless of the outcome, litigation can have an adverse impact on the Company because of judgment, defense and settlement costs, diversion of management resources and other factors.

Settlement Agreement

On March 31, 2017, the Company entered into a Settlement Agreement, Release and Policy Buyback Agreement (“Settlement Agreement”) with an insurance company that previously provided coverage for the defense costs related to the Oracle litigation referred to as Rimini II. The Settlement Agreement provided for aggregate payments to the Company of $24.0 million and resulted in the termination of coverage under the insurance policies. Prior to execution of the Settlement Agreement, the insurance company reimbursed the Company an aggregate of $4.7 million of defense costs, and pursuant to the settlement agreed to make an additional payment to the Company of $19.3 million that was received in April 2017. In April 2017, the Company paid $0.6 million of settlement expenses, and the remaining $18.7 million of the settlement proceeds was used to make a mandatory $14.1 million principal payment, and a $4.6 million make-whole interest payment due to the Lenders pursuant to the terms of the Credit Facility discussed in Note 5.

The Settlement Agreement was initially accounted for by recognizing a deferred insurance settlement liability for $19.3 million. This deferred insurance settlement liability is being reduced as legal defense costs related to Rimini II are incurred subsequent to March 31, 2017. Accordingly, legal defense costs of $6.1 million incurred for the nine months ended September 30, 2017, resulted in a reduction of the deferred insurance settlement liability to $13.2 million as of September 30, 2017.

Guarantees

The Company enters into agreements with customers that contain provisions related to liquidated damages that would be triggered in the event that the Company is no longer able to provide services to these customers. The maximum cash payments related to these liquidated damages is approximately $19.7 million and $11.3 million as of September 30, 2017 and December 31, 2016, respectively. To date, the Company has not incurred any costs as a result of such provisions and has not accrued any liabilities related to such provisions in these condensed consolidated financial statements.

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RIMINI STREET, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9—RELATED PARTY TRANSACTIONS

For the nine months ended September 30, 2016 the Company paid $28,000 to The Living Pages, Inc. for certain consulting, advertising and marketing services. No amounts were incurred for the nine months ended September 30, 2017. The Company’s Chief Executive Officer is a member of the board of directors and a minority shareholder of The Living Pages, Inc.

NOTE 10—EARNINGS PER SHARE

The Company computes earnings per share (“EPS”) of Class A and Class B common stock using the two-class method required for participating securities. Basic and diluted EPS was the same for each period presented as the inclusion of all potential Class A and Class B common shares outstanding would have been anti-dilutive. Basic and diluted EPS are the same for each class of common stock because they are entitled to the same liquidation and dividend rights. The following table sets forth the computation of basic and diluted loss per Class A and Class B common share for the three months ended September 30, 2017 and 2016 (in thousands, except per share amounts):

	2017			2016
	Class A	Class B	Total	Class A	Class B	Total

Numerator- net loss	$(35)	$(9,005)	$(9,040)	$(51)	$(15,340)	$(15,391)

Denominator- weighted average number of common shares outstanding	398	102,882	103,280	334	101,005	101,339

Basic and diluted net loss per common share	$(0.09)	$(0.09)	$(0.09)	$(0.15)	$(0.15)	$(0.15)

The following table sets forth the computation of basic and diluted loss per Class A and Class B common share for the nine months ended September 30, 2017 and 2016 (in thousands, except per share amounts):

	2017			2016
	Class A	Class B	Total	Class A	Class B	Total

Numerator- net loss	$(182)	$(49,192)	$(49,374)	$(122)	$(36,875)	$(36,997)

Denominator- weighted average number of common shares outstanding	377	102,158	102,535	333	100,993	101,326

Basic and diluted net loss per common share	$(0.48)	$(0.48)	$(0.48)	$(0.37)	$(0.37)	$(0.37)

Upon consummation of the business combination and reverse recapitalization discussed in Notes 1 and 11, the weighted average number of common shares outstanding will be converted to Company Shares using the Exchange Ratio. Accordingly, in the future earnings per share will give effect to the change in capital structure that resulted from the reverse recapitalization.

Basic and diluted earnings per share (“EPS”) was the same for each period presented as the inclusion of all potential common shares outstanding would have been anti-dilutive. For the three and nine months ended September 30, 2016 and 2017, the following potential common stock equivalents of RSI were excluded from the computation of diluted earnings per share since the impact of inclusion was anti-dilutive (in thousands):

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RIMINI STREET, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

	Three Months Ended		Nine Months Ended
	September 30:		September 30:
	2017	2016	2017	2016

Convertible preferred stock	100,486	44,045	100,486	44,045
Stock options	55,436	54,643	55,436	54,643
Warrants	14,455	11,420	14,455	11,420

Total	170,377	110,108	170,377	110,108

NOTE 11—SUBSEQUENT EVENTS

Business Combination

In October 2017 the Merger Agreement discussed in Note 1 was approved by the respective shareholders of RSI and GPIA, and closing occurred on October 10, 2017. Pursuant to the Merger Agreement, the consummation of the first merger was conditioned upon, among other things there being (i) a minimum of $50.0 million of cash available to GPIA (including the cash in GPIA’s trust account and any cash provided by the Sponsor pursuant to its equity commitment) and (ii) a minimum amount of immediately available cash in the GPIA trust account of not less than $5.0 million after giving effect to the redemption of GPIA public shares. Pursuant to the equity commitment letter entered into between GPIA and the Sponsor dated May 16, 2017 (the “Equity Commitment Letter”), the Sponsor was required (in certain circumstances) to provide backstop equity financing by means of purchasing newly issued GPIA shares based on a per share issue price of $10.00 in an aggregate amount of up to $35.0 million. Upon the effective date, the non-Sponsor available cash after giving effect to the GPIA share redemptions discussed above was $14.3 million. On the effective date, but prior to the closing, the Sponsor purchased in the aggregate 3,600,000 shares of GPIA in a private placement at an issuance price of $10.00 per share for gross proceeds of $36.0 million. Such Sponsor purchases resulted in available cash required for consummation of the mergers of $50.3 million. The following table presents a reconciliation of GPIA’s available cash as of September 30, 2017 along with the impact of share redemptions, and the payment of permitted liabilities to arrive at the net available cash of $42.4 million that will be accounted for as a capital infusion in October 2017 (dollars in thousands, except per share amounts):

GPIA available cash as of September 30, 2017:
Cash and cash equivalents	$2
Cash and marketable securities held in Trust account	158,209
Total available cash as of September 30, 2017	158,211
Change in available cash after September 30, 2017	8
Less redemption of 14,286,064 GPIA shares prior to closing	(143,904)
Available cash before GPIA Sponsor capital infusion	14,315
GPIA Sponsor purchase of 3,600,000 ordinary shares at $10.00 per share	36,000
Total available cash from GPIA	50,315
Less permitted cash payments of GPIA liabilities:
Deferred underwriting fees, net of amount settled in Company Shares	(4,550)
Unpaid transaction costs related to the merger	(3,351)

Net capital infusion from GPIA	$42,414

The net capital infusion from GPIA of $42.4 million was used to (i) pay down $5.0 million of mandatory trigger event exit fees due to the Origination Agent as required by the Sixth Amendment to the Credit Facility as discussed below, (ii) pay transaction costs incurred by RSI of approximately $11.5 million, and (iii) the remainder of approximately $25.9 million was deposited to a restricted cash control account under the Credit Facility. Total costs incurred by RSI related to the capital infusion amounted to approximately $11.5 million (including approximately $4.0 million classified as deferred offering costs on the accompanying unaudited condensed consolidated balance sheet as of September 30, 2017) and will be charged to additional paid-in capital in October 2017, since the capital infusion was successful.

Upon consummation of the Merger Agreement, financial advisors of GPIA and RSI were entitled to the payment of certain commissions and fees. In connection with the consummation of the Merger Agreement, the financial advisors received a portion of their respective commissions and fees in the form of Company Shares (based upon a value of $10.00 per Company Share). As a result, an aggregate of 388,437 Company Shares were issued on October 10, 2017.

Related Party Loan Payable

Upon consummation of the Merger Agreement, an outstanding loan payable incurred by GPIA that is payable to the Sponsor for approximately $3.0 million was not repaid, and will remain as a continuing obligation of the Company. The loan is non-interest bearing and will become due and payable when the outstanding principal balance under the Credit Facility discussed in Note 5, is less than $95.0 million.

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RIMINI STREET, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Modification of Origination Agent Warrants

Upon consummation of the Merger Agreement, RSI’s outstanding warrants discussed in Note 6 that are held by the Origination Agent, were modified to eliminate the cash redemption feature. As discussed in Note 6, this change will result in the reclassification of the redeemable warrant liability to additional paid-in capital in October 2017.

Stock Transfer Restrictions

As required by the Merger Agreement, certain stockholders of RSI and GPIA have agreed to restrictions regarding the future transfer of an aggregate of approximately 45.1 million Company Shares. Such shares may not be transferred or otherwise disposed of for a period of twelve months through October 10, 2018, subject to certain exceptions.

Sixth Amendment to Credit Facility

On October 3, 2017, the Company entered into the Sixth Amendment to the Credit Facility. The Sixth Amendment became effective and was contingent upon the consummation of the business combination with GPIA that closed on October 10, 2017. Pursuant to the Sixth Amendment, upon consummation of the business combination the Company was required to prepay $5.0 million of mandatory trigger event consulting exit fees due to the Origination Agent. In addition, $50.0 million of the remaining mandatory trigger event exit fees under the Credit Facility were converted into principal under the Credit Facility. As a result, the existing mandatory trigger event exit fees were reduced by $55.0 million and the principal balance outstanding under the Credit Facility increased by $50.0 million. The $50.0 million of additional principal incurred by the transfer of mandatory trigger event exit fees is not subject to future make-whole interest penalties in the event of prepayment or repayment. In addition, the conditions set forth in the lender consents executed as of May 16, 2017 that required at the closing of the business combination a payment of at least $35.0 million be made to the Lenders under the Credit Facility, was deemed to be satisfied upon the effectiveness of the Sixth Amendment.

Upon the effectiveness of the Sixth Amendment, the Company had a total of $137.5 million outstanding under the Credit Facility consisting of (i) outstanding term loans in the aggregate principal amount of $125.0 million, (ii) mandatory trigger event exit fees of $6.0 million, (iii) mandatory consulting fees of $4.0 million, and (iv) payments to the Lenders pursuant to the Fifth Amendment to the Credit Facility of an amendment fee of $1.25 million and an equity raise delay fee of $1.25 million.

Upon the effectiveness of the Sixth Amendment, the $50.0 million of mandatory trigger event exit fees that converted into term debt bears interest at 12.0% per annum payable in cash and 3.0% per annum payable in kind (“PIK”), and is subject to collateral monitoring fees at 2.5% per annum. In addition, certain of the mandatory trigger event exit fees will be adjusted up or down based on annualized net revenue for the most recently completed calendar quarter. Prior to the Sixth Amendment, these mandatory trigger event exit fees were required to be adjusted through the termination date of the Credit Facility. However, pursuant to the Sixth Amendment, these adjustments will cease when the principal balance under the Credit Facility is less than $52.0 million.

In connection with the entry into the Sixth Amendment, various financial covenants were adjusted such that management of the Company believes that future compliance will be maintained. The Company agreed to pay an amendment fee in connection with the Sixth Amendment of $3.75 million, which is due and payable in July 2019, but will be waived under certain conditions as discussed below.

The Sixth Amendment is expected to improve the liquidity and capital resources of the Company in the following ways:

•	The previous requirement to utilize $35.0 million of the proceeds from the Merger Agreement to make an estimated principal payment of $27.1 million and a make-whole interest payment of $7.9 million was eliminated.
•	Principal payments of $6.75 million that would have been payable during the fourth quarter of 2017 were eliminated during that time period and will be due at maturity. For the six months ending June 30, 2018, principal payments are reduced from $2.25 million per month to $1.0 million per month. Beginning in July 2018 and continuing through maturity of the Credit Facility, principal payments are reduced from $2.5 million per month to $1.25 million per month. The Company may elect to prepay $4.25 million of the principal payments eliminated for the fourth quarter of 2017 by March 31, 2018, without incurring a make-whole interest payment on such prepayment.

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RIMINI STREET, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

•	The Sixth Amendment caps aggregate cash payments for transaction costs and deferred underwriting fees related to the Merger Agreement at $20.0 million. As discussed above, the actual cash payments were $19.4 million, consisting of $7.9 million related to GPIA and $11.5 million related to RSI.
•	The requirement to make mandatory payments related to the calculation of Excess Cash Flow was reduced from 75% to 50%, and the measurement period was changed from quarterly to an annual measurement period beginning for the year ending December 31, 2019 (payable in cash beginning in April 2020).
•	The requirement to make mandatory principal payment sweeps upon receipt of customer prepayments for periods extending beyond 12 months was eliminated.
•	The due date for the amendment fee and the equity raise delay fee incurred in connection with the Fifth Amendment to the Credit Facility is the earlier of (i) April 16, 2019 and (ii) such time that the Company raises at least $100.0 million of equity financing including the gross proceeds from the business combination.
•	Upon consummation of the business combination on October 10, 2017, the Lenders permanently waived the requirement to pay equity raise delay fees of $1.25 million for October 2017 and for each month thereafter.
•	The unfunded portion of the Credit Facility for $17.5 million remains available and may be borrowed through the maturity date with the consent of the Origination Agent, with $5.0 million of the $17.5 million that may be drawn through February 2018 (i) without written consent of the Origination Agent, and (ii) subject to a lower minimum liquidity threshold.

The Sixth Amendment also provides for improvements in financial covenants and the elimination of certain covenants and changes in fees if RMNI completes certain equity financings, including the business combination, and if the following events occur by April 10, 2018:

•	If RMNI completes one or more additional equity financings such that the aggregate gross proceeds of the business combination and such equity financings result in the principal balance of the term loans under the Credit Facility to be less than $95.0 million, and if RMNI has received at least $42.5 million in cash from net proceeds from the business combination and subsequent equity financings, then the Lenders have agreed to make certain additional concessions in the terms of the Credit Facility, including the elimination of (i) accrual of PIK interest on all of the term loans under the Credit Facility, (ii) the requirement to pay the $3.75 million amendment fee for the Sixth Amendment, and (iii) the marketing return ratio, churn rate and minimum gross margin financial covenants.
•	If the aggregate outstanding principal balance of the term loans under the Credit Facility is less than $95.0 million, but RMNI has not received at least $42.5 million in net cash proceeds from the business combination and subsequent equity financings, then the Lenders have agreed to eliminate the marketing return ratio, churn rate and minimum gross margin financial covenants, but PIK interest on the term loans will continue to accrue at the existing 3.0% rate, and RMNI will be required to pay the $3.75 million amendment fee on the earlier to occur of (i) July 2, 2019 and (ii) the closing of aggregate equity financings of at least $100.0 million, including the proceeds from the business combination, if such equity financings occur prior to July 2, 2019.
•	If the aggregate outstanding principal balance of the term loans under the Credit Facility is greater than or equal to $95.0 million, then RMNI will be required to (i) pay the Sixth Amendment fee equal to $3.75 million which will be due and payable on the earlier to occur of July 2, 2019 and the closing of aggregate equity financings of at least $100.0 million, including the proceeds from the business combination, if such equity financings occur prior to July 2, 2019, (ii), PIK interest on the term loans will continue to accrue at the existing 3.0% per annum rate and (iii) the marketing return ratio, churn rate and minimum gross margin financial covenants will not be eliminated until the term loans under the Credit Facility are less than $95.0 million.

Proceeds from the Merger Agreement and subsequent equity financings will be applied as follows to the Lenders and the Origination Agent under the Credit Facility:

•	equity proceeds from the first $50.0 million of gross proceeds from the Merger Agreement are required to pay down $5.0 million of mandatory trigger event exit fees due to the Origination Agent; and
•	net cash proceeds in excess of the $50.0 million minimum required for the closing of the business combination are applied as follows:
•	the first $42.5 million of net cash proceeds may be retained by RMNI or utilized to pay down the term loans;
•	additional net cash proceeds are required to pay down the term loan to $95.0 million;
•	RMNI may then retain the next $17.5 million of such net cash proceeds on its balance sheet or utilize it to pay down the term loans; and
•	50% of any additional net cash proceeds shall be used to pay down term loans and the remaining 50% of such net cash proceeds to be retained on the balance sheet.

When the Company amends its debt agreements, an evaluation is performed to determine if the amendment should be accounted for as a modification or an extinguishment. The Company has not yet completed its evaluation to determine the accounting treatment for the Sixth Amendment.

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ITEM 2.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our unaudited condensed consolidated financial statements and the related notes to those statements included under Item 1 hereof; and the audited consolidated financial statements of Rimini Street, Inc. beginning on page F-51 in the Registration Statement on Form S-4, as amended, filed with the SEC by GP Investments Acquisition Corp. (“GPIA”) on September 7, 2017. In addition to historical financial information, the following discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions as discussed in further detail under “Cautionary Note Regarding Forward-Looking Statements” included in this Amendment No. 1 to our Current Report on Form 8-K (including all exhibits filed herein, the “Form 8-K/A”). Our actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those discussed under the section titled “Risk Factors” included in Exhibit 99.2 of this Form 8-K/A.

Certain figures, such as interest rates and other percentages, included in this section have been rounded for ease of presentation. Percentage figures included in this section have not in all cases been calculated on the basis of such rounded figures but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this section may vary slightly from those obtained by performing the same calculations using the figures in our unaudited condensed consolidated financial statements or in the associated text. Certain other amounts that appear in this section may similarly not sum due to rounding.

Overview

Rimini Street, Inc. is a global provider of enterprise software support products and services, and the leading independent software support provider for Oracle and SAP products, based on both the number of active clients supported and recognition by industry analyst firms. We founded our company to disrupt and redefine the enterprise software support market by developing and delivering innovative new products and services that fill a then unmet need in the market. We believe we have achieved our leadership position in independent enterprise software support by recruiting and hiring experienced, skilled and proven staff; delivering outcomes-based, value-driven and award-winning enterprise software support products and services; seeking to provide an exceptional client-service, satisfaction and success experience; and continuously innovating our unique products and services by leveraging our proprietary knowledge, tools, technology and processes.

Enterprise software support products and services is one of the largest categories of overall global information technology (“IT”) spending. We believe core enterprise resource planning (“ERP”), customer relationship management (“CRM”), product lifecycle management (“PLM”) and technology software platforms have become increasingly important in the operation of mission-critical business processes over the last 30 years, and also that the costs associated with failure, downtime, security exposure and maintaining the tax, legal and regulatory compliance of these core software systems have also increased. As a result, we believe that licensees often view software support as a mandatory cost of doing business, resulting in recurring and highly profitable revenue streams for enterprise software vendors. For example, for its fiscal year 2016, SAP reported that support revenue represented approximately 48% of its total revenue, and Oracle reported a margin of 94% for software license updates and product support.

We believe that software vendor support is an increasingly costly model that has not evolved to offer licensees the responsiveness, quality, breadth of capabilities or value needed to meet the needs of licensees. Organizations are under increasing pressure to reduce their IT costs while also delivering improved business performance through the adoption and integration of emerging technologies, such as mobile, virtualization, internet of things (“IoT”) and cloud computing. Today, however, the majority of IT budget is spent operating and maintaining existing infrastructure and systems. As a result, we believe organizations are increasingly seeking ways to redirect budgets from maintenance to new technology investments that provide greater strategic value, and our software products and services help clients achieve these objectives by reducing the total cost of support.

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As of September 30, 2017, we employed approximately 900 professionals and supported over 1,450 active clients globally, including 66 Fortune 500 companies and 19 Fortune Global 100 companies across a broad range of industries. We define an active client as a distinct entity, such as a company, an educational or government institution, or a business unit of a company that purchases our services to support a specific product. For example, we count as two separate active client instances in circumstances where we provide support for two different products to the same entity.

We market and sell our services globally, primarily through our direct sales force, and have wholly-owned subsidiaries in Australia, Brazil, France, Germany, Hong Kong, India, Israel, Japan, Korea, Sweden, Taiwan, the United Kingdom and the United States. We believe our primary competitors are the enterprise software vendors whose products we service and support, including IBM, Microsoft, Oracle and SAP.

We have experienced 47 consecutive quarters of revenue growth through September 30, 2017. In addition, our subscription-based revenue provides a strong foundation for, and visibility into, future period results. We generated net revenue of $113.4 million and $154.7 million for the nine months ended September 30, 2016 and 2017, respectively, representing a period-over-period increase of 36%. We have a history of losses, and as of September 30, 2017, we had an accumulated deficit of $300.5 million. We had net losses of $37.0 million and $49.4 million for the nine months ended September 30, 2016 and 2017, respectively. We generated approximately 68% of our net revenue in the United States and approximately 32% of our net revenue from our international business for the nine months ended September 30, 2017.

Since our inception, we have financed our operations through cash collected from clients and net proceeds from equity financings and borrowings. As of September 30, 2017, we had outstanding contractual obligations under our Credit Facility of $140.0 million and the net carrying value of those debt obligations was $80.2 million.

We intend to continue investing for long-term growth. We have invested and expect to continue investing in expanding our ability to market, sell and provide our current and future products and services to clients globally. We also expect to continue investing in the development and improvement of new and existing products and services to address client needs. We currently do not expect to be profitable in the near future.

Recent Developments

Reference is made to Notes 1 and 11 to the condensed consolidated financial statements included in Item 1 hereof for a discussion of recent events consummated in October 2017.

Our Business Model

We believe most enterprise software vendors license the rights for customers to use their software. In a traditional licensing model, the customer typically procures a perpetual software license and pays for the license in a single upfront fee (“Perpetual License”), and base software support services can be optionally procured from the software vendor for an annual fee that averages 22% of the total cost of the software license. In a subscription-based licensing model, such as software as a service, or SaaS, the customer generally pays as it goes for usage of the software on a monthly or annual basis (“Subscription License”). Under a Subscription License, the product license and a base level of software support are generally bundled together as a single purchase, and the base level of software support is not procured separately nor is it an optional purchase.

When we provide base software support for a Perpetual License, we generally offer our clients service for a fee that is equal to approximately 50% of the annual fees charged by the software vendor for their base support. When providing supplemental software support for a Perpetual License, where the client procures our support service in addition to retaining the software vendor’s base support, we generally offer our clients service for a fee that is equal to 25% of the annual fees charged by the software vendor for their base support. For supplemental software support on a Subscription License, we generally offer our clients services for a fee that is equal to 50% of the annual fees charged by the software vendor for their supplemental or premium support. We also offer a special support service, Rimini Street Extra Secure Support, for clients that require a higher level of security clearance for our engineers accessing their system. Rimini Street Extra Secure Support is an additional fee added to our base or supplemental support fee, and priced at approximately 1% of the software vendor’s annual fees for base maintenance for Perpetual Licenses and priced at approximately 2% of the subscription fees for Subscription Licenses. Subscriptions for additional software products and services are available, designed to meet specific client needs and provide exceptional value for the fees charged.

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Our subscription-based software support products and services offer enterprise software licensees a choice of solutions that replace or supplement the support products and services offered by enterprise software vendors for their products. Features, service levels, service breadth, technology and pricing differentiate our software products and services. We believe clients utilize our software products and services to achieve substantial cost savings; receive more responsive and comprehensive support; obtain support for their customized software that is not generally covered under the enterprise software vendor’s service offerings; enhance their software functionality, capabilities, and data usage; and protect their systems and extend the life of their existing software releases and products. Our products and services enable our clients to keep their mission-critical systems operating smoothly and to remain in tax, legal and regulatory compliance; improve productivity; and better allocate limited budgets, labor and other resources to investments that provide competitive advantage and support growth.

We currently offer most of our support products and services on a subscription basis for a term that is generally 15 years in length with an average initial, non-cancellable period of two years. The negotiated fees extend for the full term of the contract and usually include modest increases (averaging approximately three percent) after the initial non-cancelable period of each contract. For the nine months ended September 30, 2017, approximately 79% of our invoicing was generated inside a non-cancellable period, and approximately 21% of our invoicing was generated outside of a non-cancellable period.

After a non-cancellable period, our clients generally have the ability to terminate their support contracts on an annual basis upon 90 days’ notice prior to the end of the support period or renegotiate a mutually-agreeable, additional support period – including potentially an additional multi-year, non-cancellable support period. We generally invoice our clients annually in advance of the support period. We record amounts invoiced for support periods that have not yet occurred as deferred revenue on our balance sheet. We net any unpaid accounts receivable amounts relating to cancellable support periods against deferred revenue on our balance sheet.

Our pricing model is a key component of our marketing and sales strategy and delivers significant savings and value to our clients.

Key Business Metrics

Number of clients

Since we founded our company, we have made the expansion of our client base a priority. We believe that our ability to expand our client base is an indicator of the growth of our business, the success of our sales and marketing activities, and the value that our services bring to our clients. We define an active client as a distinct entity, such as a company, an educational or government institution, or a business unit of a company that purchases our services to support a specific product. For example, we count as two separate active clients when support for two different products is being provided to the same entity. As of September 30, 2016 and 2017, we had 1,085 and 1,459 active clients, respectively.

We define a unique client as a distinct entity, such as a company, an educational or government institution or a subsidiary, division or business unit of a company that purchases one or more of our products or services. We count as two separate unique clients when two separate subsidiaries, divisions or business units of an entity purchase our products or services. As of September 30, 2016 and 2017, we had 715 and 886 unique clients, respectively.

The increase in both our active and unique client counts have been almost exclusively from new unique clients and not from sales of new products and services to existing unique clients. However, as noted previously, we intend to focus future growth on both new and existing clients. We believe that the growth in our number of clients is an indication of the increased adoption of our enterprise software products and services.

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Annualized subscription revenue

We recognize subscription revenue on a daily basis. We define annualized subscription revenue as the amount of subscription revenue recognized during a quarter and multiplied by four. This gives us an indication of the revenue that can be earned in the following 12-month period from our existing client base assuming no cancellations or price changes occur during that period. Subscription revenue excludes any non-recurring revenue, which has been insignificant to date.

Our annualized subscription revenue was approximately $214 million as of September 30, 2017 compared to $163 million as of September 30, 2016. We believe the sequential increase in annualized subscription revenue demonstrates a growing client base, which is an indicator of stability in future subscription revenue.

Revenue retention rate

A key part of our business model is the recurring nature of our revenue. As a result, it is important that we retain clients after the completion of the non-cancellable portion of the support period. We believe that our revenue retention rate provides insight into the quality of our products and services and the value that our products and services provide our clients.

We define revenue retention rate as the actual subscription revenue (dollar-based) recognized in a 12-month period from clients that existed on the day prior to the start of the 12-month period divided by our annualized subscription revenue as of the day prior to the start of the 12-month period. Our revenue retention rate was 95% for each of the nine months ended September 30, 2017 and 2016.

Gross profit percentage

We derive revenue through the provision of our enterprise software products and services. All the costs incurred in providing these products and services are recognized as part of the cost of revenue, and presented on our income statement. The cost of revenue includes all direct product line expenses, as well as the expenses incurred by our shared services organization which supports all product lines.

We define gross profit as the difference between net revenue and the costs incurred in providing the software products and services. Gross profit percentage is the ratio of gross profit divided by net revenue. Our gross profit percentage was 62.5% for the nine months ended September 30, 2017 compared to 57.6% for the nine months ended September 30, 2016. We believe the gross profit percentage provides an indication of how efficiently and effectively we are operating our business and serving our clients.

Factors Affecting Our Operating Performance

Litigation

We are subject to significant litigation with Oracle as described in detail under the caption Legal Proceedings in Exhibit 99.2 of this 8-K/A. Additionally, please refer to “Risk Factors— Risks Related to Our Business, Operations and Industry—Risks Related to Litigation— “We and our Chief Executive Officer are involved in litigation with Oracle. An adverse outcome in the ongoing litigation could result in the payment of substantial damages and/or an injunction against certain of our business practices, either of which could have a material adverse effect on our business and financial results.”, under the caption Risk Factors in Exhibit 99.2 of this Form 8-K/A. For claims on which Oracle has prevailed or may prevail, we have been and could be required to pay substantial damages for our current or past business activities, be enjoined from certain business practices, and/or be in breach of various covenants in our financing arrangements, which could result in an event of default, in which case the lenders could demand accelerated repayment of principal, accrued and default interest and other fees and expenses. Any of these outcomes could result in a material adverse effect on our business.

We accounted for the $124.4 million judgment in Rimini I to Oracle by recording an accrued legal settlement expense of (i) $100.0 million for the year ended December 31, 2014, (ii) $21.4 million for the year ended December 31, 2015, and (iii) pre-judgment interest of $3.0 million for the period from January 1, 2016 through October 31, 2016, which is reflected in our 2016 financial statements. There remain significant disputes between us and Oracle in Rimini II, and we do not concede any liability or damages related to any claim. After assessing the current procedural and substantive status of the Rimini II litigation, we do not believe a loss or range of reasonably possible losses can be estimated at this time.

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Adoption of enterprise software products and services

We believe the existing market for independent enterprise software support services is underserved. We currently provide support services for IBM, Microsoft, SAP, Oracle and other enterprise software vendors’ products. We also believe the existing market for our other enterprise software products and services is underserved, and that we have unique products and services that can meet client needs in the marketplace. For example, we provide the Rimini Street Advanced Database Security product in partnership with McAfee, a global leader in cybersecurity.

We also believe that our total addressable market for our enterprise software products and services is substantially larger than our current client base and the products and services we currently offer. As a result, we believe we have the opportunity to expand our global client base and to further increase adoption of our software products and services within and across existing clients. However, as the market for independent enterprise software support services as well as our other software products and services is still emerging, it is difficult for us to predict the timing of when and if widespread acceptance will occur.

Sales cycle

We sell our services to our clients primarily through our direct sales organization. Our sales cycle, depending on the product or service, typically ranges from six months to a year from when a prospective client is engaged. While we believe that there is a significant market opportunity for our enterprise software products and services, we often must educate prospective clients about the value of our products and services, which can result in lengthy sales cycles, particularly for larger prospective clients, as well as the incurrence of significant marketing expenses. Our typical sales cycle with a prospective client begins with the generation of a sales lead through trade shows, industry events, online marketing, media interviews and articles, inbound calls, outbound calls or client, analyst or other referral. The sales lead is followed by an assessment of the prospect’s current software license contract terms, systems environment, products and releases being used, needs and objectives.

The variability in our sales cycle for replacement or supplemental software support services is impacted by whether software vendors are able to convince potential clients that they should renew their software maintenance with the existing vendor or procure or renew supplemental support services from the existing vendor, respectively. Another driver of our sales cycle variability is any announcement by a software vendor of their discontinuation, reduction or limitation of support services for a particular software product or release for which we continue to offer a competing support service. In addition, our litigation with Oracle can also drive sales cycle variability as clients oftentimes perform their own legal due diligence, which can lengthen the sales cycle.

Key Components of Consolidated Statements of Operations

Net Revenue. We derive nearly all our revenue from subscription-based contracts for software services. Revenue from these contracts are recognized ratably on a straight-line basis over the applicable service period.

Cost of revenue. Cost of revenue includes salaries, benefits and stock-based compensation expenses associated with our technical support and services organization, as well as allocated overhead and non-personnel expenses such as outside services, professional fees and travel-related expenses. Allocated overhead includes overhead costs for depreciation of equipment, facilities (consisting of leasehold improvements and rent) and technical operations (including costs for compensation of our personnel and costs associated with our infrastructure). We recognize expenses related to our technical support and services organization as they are incurred.

Sales and marketing expenses. Sales and marketing expenses consist primarily of personnel costs for our sales, marketing and business development employees and executives, including commissions earned by our sales and marketing personnel, which are expensed when a client contract is executed. We also incur other non-personnel expenses, such as outside services, professional fees, marketing programs, travel-related expenses, allocation of our general overhead expenses and the expenses associated with several key industry trade shows.

General and administrative expenses. General and administrative expenses consist primarily of personnel costs for our administrative, legal, human resources, finance and accounting employees and executives. These expenses also include non-employee expenses, such as travel-related expenses, outside services, legal, auditing and other professional fees, and general corporate expenses, along with an allocation of our general overhead expenses.

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Litigation costs and related insurance recoveries. Litigation costs consist of legal settlements, pre-judgment interest, and professional fees to defend against litigation claims. In the past, we have had liability insurance policies where a portion of our defense costs and litigation judgments or settlements have been reimbursed under the terms of the policies. Such insurance recoveries are reflected as a reduction of litigation costs upon notification of approval for reimbursement by the insurance company. For legal expenses related to Rimini II litigation, the deferred settlement liability is reduced with a corresponding reduction of legal expenses when the costs are incurred.

Interest expense. Interest expense is incurred under our credit facilities and other debt obligations. The components of interest expense include the amount of interest payable in cash at the stated interest rate, interest that is payable in kind through additional borrowings, make-whole interest, and accretion of debt discounts and issuance costs using the effective interest method.

Other debt financing expenses. Other debt financing expenses are incurred pursuant to the Credit Facility. The components of other debt financing expenses include collateral monitoring fees, unused line fees required to ensure our availability to funding, amortization of debt issuance costs related to the unfunded portions of the Credit Facility, write-off of debt discount and issuance costs in connection with principal prepayments, penalties incurred for achieving target dates for completing the business combination with GPIA, and fees charged for administrative agent and loan servicing fees.

Loss on embedded derivatives and redeemable warrants, net. The Credit Facility contains features referred to as embedded derivatives, that are required to be bifurcated and recorded at fair value. Embedded derivatives include requirements to pay default interest upon the existence of an event of default, requirements to pay certain target date fees, and to pay “make-whole” interest for certain mandatory and voluntary prepayments of the outstanding principal balance under the Credit Facility. We also had warrants outstanding that were redeemable in cash at the option of the holders at the earliest to occur of (i) termination of the Credit Facility, (ii) a change of control, or (iii) 30 days prior to the stated expiration date of the Lender warrants. Due to the existence of the cash redemption feature, the warrants were recorded as a liability at fair value through October 10, 2017 when the cash redemption feature was eliminated upon the effectiveness of the Sixth Amendment. We engaged an independent valuation specialist to perform valuations of the embedded derivatives and redeemable warrants on a quarterly basis. Changes in the fair value of embedded derivatives and redeemable warrants are reflected as a non-operating gain or loss in our condensed consolidated statements of operations.

Other income (expense), net. Other income (expense), net consists primarily of gains or losses on foreign currency transactions and income earned on temporary cash investments.

Income tax expense. The provision for income taxes is based on the amount of our taxable income and enacted federal, state and foreign tax rates, as adjusted for allowable credits and deductions. Our provision for income taxes consists only of foreign taxes for the periods presented as we had no taxable income for U.S. federal or state purposes. In addition, because of Rimini Street’s lack of domestic earnings history and U.S. federal tax net operating losses, the domestic net deferred tax assets have been fully offset by a valuation allowance, and therefore, no tax benefit has been recognized.

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Results of Operations

Our condensed consolidated statements of operations for the three and nine months ended September 30, 2017 and 2016, are presented below (in thousands):

	Three Months Ended		Nine Months Ended
	September 30:		September 30:
	2017	2016	2017	2016

Net revenue	$53,611	$40,723	$154,729	$113,438
Cost of revenue	20,109	17,231	58,002	48,074

Gross profit	33,502	23,492	96,727	65,364

Operating expenses:
Sales and marketing	17,188	18,725	47,685	53,573
General and administrative	8,580	8,192	26,784	22,082
Write-off of deferred financing costs	-	-	-	2,000
Litigation costs, net of related insurance recoveries	365	1,081	4,611	11,703

Total operating expenses	26,133	27,998	79,080	89,358

Operating income (loss)	7,369	(4,506)	17,647	(23,994)

Non-operating expenses:
Interest expense	(9,152)	(4,317)	(33,629)	(5,020)
Other debt financing expenses	(2,563)	(3,973)	(14,704)	(4,278)
Loss on embedded derivatives and redeemable warrants, net	(4,417)	(2,145)	(18,467)	(2,145)
Other, net	108	(144)	422	(665)

Loss before income taxes	(8,655)	(15,085)	(48,731)	(36,102)
Income tax expense	(385)	(306)	(643)	(895)

Net loss	$(9,040)	$(15,391)	$(49,374)	$(36,997)

Comparison of Three Months Ended September 30, 2017 and 2016

Net revenue. Net revenue increased from $40.7 million for the three months ended September 30, 2016 to $53.6 million for the three months ended September 30, 2017, an increase of $12.9 million or 32%. The vast majority of this increase was driven by a 25% increase in the average number of unique clients, as opposed to existing unique clients subscribing to additional services. On a regional basis, United States net revenue grew from $29.0 million for the three months ended September 30, 2016 to $36.8 million for the three months ended September 30, 2017, an increase of $7.8 million or 27%; and international net revenue grew from $11.7 million for the three months ended September 30, 2016 to $16.9 million for the three months ended September 30, 2016, an increase of $5.2 million or 44%.

During the second quarter and the early part of the third quarter of 2017, some potential sales transactions were adversely affected by certain competitive actions. Due to our subscription revenue model, this may result in lower revenue growth in the first half of 2018.

Cost of revenue. Cost of revenue increased from $17.2 million for the three months ended September 30, 2016 to $20.1 million for the three months ended September 30, 2017, an increase of $2.9 million or 17%. This increase was primarily due to an increase in employee compensation and benefits of $2.2 million, and an increase in contract labor costs of $1.0 million to support the increasing number of clients. The shared support services costs grew at a lower rate than the increase in clients and net revenue as the support provided by these functions was spread out over a wider client base.

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Gross Profit. The following table presents the key components of our net revenue, cost of revenue and gross profit for the three months ended September 30, 2017 and 2016 (dollars in thousands):

			Change
	2017	2016	Amount	Percent

Net revenue	$53,611	$40,723	$12,888	32%

Cost of revenue:
Employee compensation and benefits	13,993	11,787	2,206	19%
Engineering consulting costs	2,996	2,021	975	48%
Administrative allocations(1)	2,194	2,096	98	5%
All other costs	926	1,327	(401)	-30%

Total cost of revenue	20,109	17,231	2,878	17%

Gross profit	$33,502	$23,492	$10,010	43%

Gross profit percentage	62.5%	57.7%

(1)       Includes the portion of costs for information technology, security services and facilities costs that are allocated to cost of revenue. In our consolidated financial statements, the total of such costs is allocated between cost of revenue, sales and marketing, and general and administrative expenses, based primarily on relative headcount, except for facilities which is based on occupancy.

As shown in the table above, our net revenue for the three months ended September 30, 2017 increased by $12.9 million compared to the three months ended September 30, 2016, which was driven by a 36% increase in the average number of active clients from 1,024 for the three months ended September 30, 2016 to 1,397 for the three months ended September 30, 2017. Total cost of revenue increased by $2.9 million, or 17%, compared to the increase in net revenue of 32%. The key driver of the increase in cost of revenue was an increase of 90 in the average number of engineering employees, which resulted in an increase in employee compensation and benefits costs of $2.2 million to support the growth in net revenue. In addition to hiring employees, we relied on increased use of engineering consultants, resulting in an increase in contract labor costs of $1.0 million. Administrative cost allocations were relatively flat since the majority of the allocable costs are fixed overhead for the three months ended September 30, 2017 and 2016. The increased net revenue combined with slower growth in the cost of revenue resulted in an improvement in our gross profit by $10.0 million, or 43%, as well as an improvement in our gross profit percentage from 57.7% for the three months ended September 30, 2016 to 62.5% for the three months ended September 30, 2017. The increased utilization of our engineering workforce continued to be a primary driver in our efforts to contain growth in cost of revenue and improve gross profit percentage for the three months ended September 30, 2017.

We typically experience increased onboarding costs in the fourth quarter of our fiscal year, due to the higher level of new client wins in the second half of our fiscal year. We believe gross profit percentage for the year ending December 31, 2017 will range between 60.0% and 62.0% of net revenue.

Sales and marketing expenses. Sales and marketing expenses decreased from $18.7 million for the three months ended September 30, 2016 to $17.2 million for the three months ended September 30, 2017, a decrease of $1.5 million or 8%. This decrease was primarily due to a decrease in commissions expense of $1.0 million that resulted from modifications to our commission plan for 2017, as well as certain client contracts that included contingencies that delayed both revenue and the related commission expense during the third quarter of 2017, a decrease in employee and related compensation of $0.3 million as a result of a 5% decrease in average sales and marketing personnel headcount, and a decrease in contract labor of $0.2 million. The decreased spending also reflects the requirement to adhere to a sales and marketing spending ratio covenant included in our Credit Facility. Due to the Sixth Amendment to the Credit Facility, this covenant is now less restrictive, and we expect to modestly increase spending in this area. We currently believe sales and marketing expense for the year ending December 31, 2017 will range between 32% and 34% of net revenue.

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General and administrative expenses. General and administrative expenses increased from $8.2 million for the three months ended September 30, 2016 to $8.6 million for the three months ended September 30, 2017, an increase of $0.4 million or 5%. This increase was primarily due to an increase in employee and related compensation costs of $0.7 million as a result of an increase in average general and administrative personnel headcount of 17% as we continued to support our growth and prepare to transition to become a public company, offset by a decrease in contract labor of $0.3 million.

We expect to incur incremental expenses associated with supporting the growth of our business, both in terms of size and geographical diversity, and to meet the increased compliance requirements associated with our transition to become a public company. In addition, we will begin to incur additional expenses associated with being a public company after completion of the business combination. Those expenses include additional information systems costs, costs for additional personnel in our accounting, human resources, IT and legal functions, and incremental professional, legal, audit and insurance costs. As a result, we expect our general and administrative expenses to increase in future periods.

Litigation costs, net of related insurance recoveries. Litigation costs, net of related insurance recoveries for the three months ended September 30, 2017 and 2016, consist of the following (in thousands):

	2017	2016	Change

Pre-judgment interest	$-	$917	$(917)
Professional fees and other defense costs of litigation	3,327	5,152	(1,825)
Insurance recoveries and reduction in deferred settlement liability	(2,962)	(4,988)	2,026

Litigation costs, net of related insurance recoveries	$365	$1,081	$(716)

Professional fees and other defense costs associated with litigation decreased from $5.2 million for the three months ended September 30, 2016 to $3.3 million in the three months ended September 30, 2017, a decrease of $1.9 million or 36%. Such costs in 2016 reflected incremental legal activity that occurred after the 2015 jury verdict in the “Rimini I” case. For the comparable period in 2017, we incurred professional fees related to ongoing litigation with Oracle that we refer to as “Rimini II” along with our appeal of the Rimini I judgment. Since 2010, we have been actively engaged in the Rimini I litigation with Oracle through October 2016 when we paid a judgment of $124.4 million. With respect to the judgment for the Rimini I litigation, we accrued pre-judgment interest through October 2016 of $3.0 million, for which we recognized $0.9 million as the portion that related to the three months ended September 30, 2016. We currently expect to continue to incur legal expenses related to our appeal of the Rimini I outcome through early 2018, while the Rimini II litigation costs are expected to continue through 2020 or 2021. Litigation costs related to these matters are currently expected to range between $2.0 and $5.0 million per quarter, at least through the Rimini II trial date.

We had certain insurance policies in effect related to our litigation activities whereby we are entitled to recover a portion of the legal fees to defend against the litigation. In March 2017, we entered into a settlement agreement with an insurance company that had been providing defense cost coverage related to Rimini II. Pursuant to the settlement, we received a one-time payment of $19.3 million in April 2017. The $19.3 million settlement proceeds are being accounted for as a deferred liability that is being reduced as legal expenses related to Rimini II are incurred in the future. For the three months ended September 30, 2017, we incurred $3.0 million of legal fees related to Rimini II, which reduced the deferred settlement liability, with a corresponding reduction of expenses in our condensed consolidated statement of operations for the three months ended September 30, 2017. For the three months ended September 30, 2017, we did not receive any cash reimbursements from insurance companies. For the three months ended September 30, 2016, we received cash for insurance reimbursements of $5.0 million related to the Rimini I litigation. As of September 30, 2017, the deferred settlement liability was $13.2 million which will be reduced as future legal expenses related to Rimini II are incurred. As a result of the insurance settlement agreement, we expect limited, if any, future cash recoveries from insurance.

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Interest expense. Interest expense increased from $4.3 million for the three months ended September 30, 2016 to $9.2 million for the three months ended September 30, 2017, an increase of $4.9 million. The significant increase in interest expense resulted from the $125.0 million Credit Facility entered into on June 24, 2016. Our weighted average principal balance was $30.0 million for the three months ended September 30, 2016 as compared to $77.2 million for the three months ended September 30, 2017. For the three months ended September 30, 2017, interest expense was primarily comprised of interest incurred under the Credit Facility consisting of (i) interest payable in cash at an annual rate of 12.0%, for a total of $2.4 million, (ii) interest payable in kind at an annual rate of 3.0% (referred to as payable in kind, or “PIK” interest), for a total of $0.6 million, and (iii) accretion expense of $6.2 million related to debt discount and issuance costs (“DIC”). The unaccreted amount of DIC was $59.8 million as of September 30, 2017, which will be charged to expense in future periods as accretion expense or as other debt financing expenses upon early prepayment of debt obligations. We expect our interest payable in cash and our PIK interest will increase during the remainder of the year ending December 31, 2017, since outstanding principal subject to interest increased by $50.0 million as a result of the Sixth Amendment to the Credit Facility entered into in October 2017, as discussed below under Liquidity and Capital Resources.

For the three months ended September 30, 2016, interest expense was primarily comprised of interest incurred under the Credit Facility, including interest payable in cash at an annual rate of 12.0% for a total of $0.9 million, interest payable in kind at an annual rate of 3.0% for a total of $0.2 million, and accretion expense of $3.1 million.

Our effective interest rate for accretion of DIC decreased from 47.5% as of September 30, 2016 to 31.0% as of September 30, 2017. The decrease in the effective interest rate for the three months ended September 30, 2017 was primarily driven by the increase in weighted average borrowings for the three months ended September 30, 2017.

The overall effective interest rate, including interest at the stated rate of 15.0% and accretion of DIC, was 62.5% as of September 30, 2016 and 46.0% as of September 30, 2017. Additionally, we incur other debt financing expenses under the Credit Facility as discussed below.

Other debt financing expenses. Other debt financing expenses decreased from $4.0 million for the three months ended September 30, 2016 to $2.6 million for the three months ended September 30, 2017, a decrease of $1.4 million or 35%. For the three months ended September 30, 2017, the key components of other debt financing expenses consisted of (i) collateral monitoring fees at the rate of 2.5% of outstanding borrowings, for a total of $0.5 million, (ii) unused line fees at 5.0% of undrawn borrowings of $17.5 million, for a total of $0.2 million, (iii) write-off of debt discount and issuance costs of $0.2 million associated with principal prepayments of $0.4 million related to certain customer agreements, (iv) a target date fee of $1.3 million since the merger with GPIA did not occur by August 31, 2017, and (v) amortization of $0.3 million related to $3.3 million of net DIC associated with the $17.5 million undrawn portion of the Credit Facility. We expect our collateral monitoring fees will increase during the remainder of the year ending December 31, 2017, since outstanding principal subject to such fees increased by $50.0 million as a result of the Sixth Amendment to the Credit Facility entered into in October 2017, as discussed below under Liquidity and Capital Resources.

For the three months ended September 30, 2016, the key components of other debt financing expenses primarily consisted of (i) unused line fees of $2.9 million based on fees of 15.0% of the $65.0 million delayed draw A Term Loan and 5.0% of the $30.0 million delayed draw B Term Loan, and (ii) amortization of debt issuance costs of $0.9 million related to $14.2 million of net DIC associated with the $95.0 million unfunded portion of the Credit Facility. In October 2016, we borrowed the entire $65.0 million under the delayed draw A Term Loan and $12.5 million under the delayed draw B Term loan, which resulted in a significant reduction in unused line fees beginning in November 2016.

Loss on embedded derivatives and redeemable warrants, net. The requirements to pay default interest at 2.0% during the existence of an event of default, equity raise delay fees, and “make-whole” interest payments for certain principal prepayments as defined in the Credit Facility, are examples of embedded derivatives required to be bifurcated and reported at fair value. Make-whole interest payments are computed as set forth in the Credit Facility primarily based on the 15.0% per annum stated rate, and are required for certain prepayments prior to June 2019.

As of September 30, 2017 and 2016, the fair value of embedded derivatives was $9.8 million and $5.0 million, respectively. The change in fair value of embedded derivatives resulted in the recognition of a gain of $1.4 million and a loss of $5.0 million for the three months ended September 30, 2017 and 2016, respectively. Increases in the fair value of embedded derivatives result in losses that are recognized when the likelihood increases that a future cash payment will be required to settle an embedded derivative, whereas gains are recognized when the fair value decreases. Decreases in fair value result when we become contractually obligated to pay an embedded derivative (whereby the embedded derivative liability is transferred to a contractual liability), or as the likelihood of a future cash settlement decreases.

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In connection with our Credit Facility, we issued warrants to the Origination Agent for 2.7 million shares (as adjusted for the Exchange Ratio in the merger with GPIA) of our common stock in June 2016. These warrants were redeemable by the holder under certain circumstances which required classification as a liability. The fair value of these warrants was $8.8 million at issuance and $6.0 million as of September 30, 2016, resulting in a gain of $2.8 million for the three months ended September 30, 2016.

Due to an anti-dilution provision in the original warrant agreement, in October 2016 we issued a warrant for an additional 0.7 million shares (as adjusted for the Exchange Ratio in the merger with GPIA) resulting in outstanding warrants for 3.4 million shares through October 10, 2017, when we issued an additional warrant for approximately 62,000 shares as consideration for the Origination Agent to eliminate the cash redemption and anti-dilution features. Accordingly, we recognized a loss of $5.8 million for the three months ended September 30, 2017 for changes in fair value of the warrants for 3.4 million shares. Due to the elimination of the cash redemption feature on October 10, 2017, we will not recognize future changes in fair value in our statements of operations and the redeemable warrant liability of $21.3 million as of September 30, 2017, will be reclassified to additional paid-in capital.

Other income (expense), net. For the three months ended September 30, 2016, we had net other expense of $0.1 million as compared to the three months ended September 30, 2017, when we had net other income of $0.1 million. This change of $0.2 million was primarily attributable to an increase in foreign exchange gains for the three months ended September 30, 2017.

Comparison of Nine months ended September 30, 2017 and 2016

Net revenue. Net revenue increased from $113.4 million for the nine months ended September 30, 2016 to $154.7 million for the nine months ended September 30, 2017, an increase of $41.3 million or 36%. The vast majority of this increase was driven by a 27% increase in the average number of unique clients, as opposed to existing unique clients subscribing to additional services. On a regional basis, United States net revenue grew from $78.0 million for the nine months ended September 30, 2016 to $105.1 million for the nine months ended September 30, 2017, an increase of $27.0 million or 35%; and international net revenue grew from $35.5 million for the nine months ended September 30, 2016 to $49.6 million for the nine months ended September 30, 2017, an increase of $14.1 million or 40%.

Cost of revenue. Cost of revenue increased from $48.1 million for the nine months ended September 30, 2016 to $58.0 million for the nine months ended September 30, 2017, an increase of $9.9 million or 21%. This increase was primarily due to an increase in employee compensation and benefits of $7.2 million, and an increase in contract labor costs of $2.4 million to support the increasing number of clients. The shared support services costs grew at a lower rate than the increase in clients and net revenue as the support provided by these functions was spread out over a wider client base.

Gross Profit. The following table presents the key components of our net revenue, cost of revenue and gross profit for the nine months ended September 30, 2017 and 2016 (dollars in thousands):

			Change
	2017	2016	Amount	Percent

Net revenue	$154,729	$113,438	$41,291	36%
Cost of revenue:
Employee compensation and benefits	40,239	33,025	7,214	22%
Engineering consulting costs	8,322	5,885	2,437	41%
Administrative allocations(1)	6,460	6,112	348	6%
All other costs	2,981	3,052	(71)	-2%

Total cost of revenue	58,002	48,074	9,928	21%

Gross profit	$96,727	$65,364	$31,363	48%

Gross profit percentage	62.5%	57.6%

(1)       Includes the portion of costs for information technology, security services and facilities costs that are allocated to cost of revenue. In our consolidated financial statements, the total of such costs is allocated between cost of revenue, sales and marketing, and general and administrative expenses, based primarily on relative headcount, except for facilities which is based on occupancy.

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As shown in the table above, our net revenue for the nine months ended September 30, 2017 increased by $41.3 million compared to the nine months ended September 30, 2016, which was driven by a 40% increase in the average number of active clients from 947 for the nine months ended September 30, 2016 to 1,326 for the nine months ended September 30, 2017. Total cost of revenue increased by $9.9 million, or 21%, compared to the increase in net revenue of 36%. The key driver of the increase in cost of revenue was an increase of 108 in the average number of engineering employees, which resulted in an increase in employee compensation and benefits costs of $7.2 million to support the growth in net revenue. In addition to hiring employees, we relied on increased use of engineering consultants, resulting in an increase in contract labor costs of $2.4 million. For the nine months ended September 30, 2017, we have been subject to budgetary compliance covenants in our Credit Facility which limit the amounts that may be incurred for costs subject to our administrative allocations shown in the table above. Accordingly, administrative cost allocations were relatively flat for the nine months ended September 30, 2016 and 2017. The increased net revenue combined with slower growth in the cost of revenue resulted in an improvement in our gross profit by $31.4 million, or 48%, as well as an improvement in our gross profit percentage from 57.6% for the nine months ended September 30, 2016 to 62.5% for the nine months ended September 30, 2017. The increased utilization of our engineering workforce continued to be a primary driver in our efforts to contain growth in cost of revenue and improve gross profit percentage for the nine months ended September 30, 2017.

Sales and marketing expenses. Sales and marketing expenses decreased from $53.6 million for the nine months ended September 30, 2016 to $47.7 million for the nine months ended September 30, 2017, a decrease of $5.9 million or 11%. This decrease was primarily due to a decrease in commissions expense of $2.5 million that resulted from modifications to our commission plan for 2017, as well as certain client contracts that included contingencies that delayed both revenue and the related commission expense during the third quarter of 2017, a decrease in airfare, lodging and business meeting expense of $1.9 million, and a decrease in contract labor and recruitment cost of $1.0 million. The decreased spending also reflects the requirement to adhere to a sales and marketing spending ratio covenant included in our Credit Facility.

General and administrative expenses. General and administrative expenses increased from $22.1 million for the nine months ended September 30, 2016 to $26.8 million for the nine months ended September 30, 2017, an increase of $4.7 million or 21%. This increase was primarily due to an increase in employee and related compensation costs of $2.0 million as a result of an increase in average general and administrative personnel headcount of 20% as we continued to support our growth and prepare to transition to become a public company, professional service costs of $1.5 million, and rent expense and computer software of $0.9 million.

We expect to incur incremental expenses associated with supporting the growth of our business, both in terms of size and geographical diversity, and to meet the increased compliance requirements associated with our transition to become a public company. In addition, we will begin to incur additional expenses associated with being a public company after completion of the business combination. Those expenses include additional information systems costs, costs for additional personnel in our accounting, human resources, IT and legal functions, and incremental professional, legal, audit and insurance costs. As a result, we expect our general and administrative expenses to increase in future periods.

Litigation costs, net of related insurance recoveries. Litigation costs, net of related insurance recoveries for the nine months ended September 30, 2017 and 2016, consist of the following (in thousands):

	2017	2016	Change

Pre-judgment interest	$-	$2,706	$(2,706)
Professional fees and other defense costs of litigation	11,724	15,865	(4,141)
Insurance recoveries and reduction in deferred settlement liability	(7,113)	(6,868)	(245)

Litigation costs, net of related insurance recoveries	$4,611	$11,703	$(7,092)

35

Professional fees and other defense costs associated with litigation decreased from $15.9 million for the nine months ended September 30, 2016 to $11.7 million in the nine months ended September 30, 2017, a decrease of $4.2 million or 26%. Such costs in 2016 reflected incremental legal activity that occurred in the first three quarters of 2016 after the 2015 jury verdict in the “Rimini I” case. For the comparable period in 2017, we incurred professional fees related to ongoing litigation with Oracle that we refer to as “Rimini II” along with our appeal of the Rimini I judgment. Since 2010, we have been actively engaged in the Rimini I litigation with Oracle through October 2016 when we paid a judgment of $124.4 million. With respect to the judgment for the Rimini I litigation, we accrued pre-judgment interest through October 2016 of $3.0 million, for which we recognized $2.7 million as the portion that related to the nine months ended September 30, 2016. We currently expect to continue to incur legal expenses related to our appeal of the Rimini I outcome through early 2018, while the Rimini II litigation costs are expected to continue through 2020 or 2021. Litigation costs related to these matters are currently expected to range between $2.0 and $5.0 million per quarter, at least through the Rimini II trial date.

We had certain insurance policies in effect related to our litigation activities whereby we are entitled to recover a portion of the legal fees to defend against the litigation. For the first quarter of 2017, we received insurance reimbursements of $1.0 million. In March 2017, we entered into a settlement agreement with an insurance company that had been providing defense cost coverage related to Rimini II. Pursuant to the settlement, we received a one-time payment of $19.3 million in April 2017. The $19.3 million settlement proceeds are being accounted for as a deferred liability that is being reduced as legal expenses related to Rimini II are incurred in the future. For the period from April 1, 2017 through September 30, 2017, we incurred $6.1 million of legal fees related to Rimini II, which reduced the deferred settlement liability, with a corresponding reduction of expenses in our condensed consolidated statement of operations for the nine months ended September 30, 2017. For the period from April 1, 2017 through September 30, 2017, we did not receive any cash reimbursements from insurance companies. For the nine months ended September 30, 2016, we received cash for insurance reimbursements of $6.9 million related to the Rimini I litigation. As a result of the insurance settlement agreement, we expect limited, if any, future cash recoveries from insurance.

Write-off of deferred financing costs. For the nine months ended September 30, 2016, we paid two financial advisory firms an aggregate of $2.0 million to assist us in raising debt or equity financing. These firms were unsuccessful in obtaining financing and as of June 30, 2016, we recognized an expense for the amounts paid. For the nine months ended September 30, 2017, we did not incur any costs related to unsuccessful debt or equity financings.

Interest expense. Interest expense increased from $5.0 million for the nine months ended September 30, 2016 to $33.6 million for the nine months ended September 30, 2017, an increase of $28.6 million. The significant increase in interest expense resulted from the $125.0 million Credit Facility entered into on June 24, 2016. The Credit Facility was only in effect for 98 days of the nine months ended September 30, 2016 versus the entirety of the nine months ended September 30, 2017. Our weighted average principal balance was $20.3 million for the nine months ended September 30, 2016 as compared to $90.2 million for the nine months ended September 30, 2017. For the nine months ended September 30, 2017, interest expense was primarily comprised of interest incurred under the Credit Facility consisting of (i) interest payable in cash at an annual rate of 12.0%, for a total of $8.3 million, (ii) interest payable in kind at an annual rate of 3.0%, for a total of $2.0 million, (iii) accretion expense of $18.5 million related to DIC, and (iv) make-whole interest expense of $4.6 million related to the requirement to make a mandatory principal payment upon receipt of $18.7 million of net proceeds from an April 2017 insurance settlement. We expect our interest payable in cash and our PIK interest will increase during the remainder of the year ending December 31, 2017, since outstanding principal subject to interest increased by $50.0 million as a result of the Sixth Amendment to the Credit Facility entered into in October 2017, as discussed below under Liquidity and Capital Resources.

For the nine months ended September 30, 2016, interest expense was primarily comprised of interest incurred under the Credit Facility, including interest payable in cash at an annual rate of 12.0% for a total of $1.0 million, interest payable in kind at an annual rate of 3.0% for a total of $0.3 million, and accretion expense of $3.3 million related to DIC. Additionally, we incurred interest of approximately $0.4 million under our previous line of credit with outstanding borrowings of approximately $14.7 million until June 2016 and that provided for interest at 4.25%.

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Our effective interest rate for accretion of DIC decreased from 47.5% as of September 30, 2016 to 31.0% as of September 30, 2017. The decrease in our effective interest rate for the nine months ended September 30, 2017 was primarily driven by the increase in weighted average borrowings for the nine months ended September 30, 2017.

The overall effective interest rate, including interest at the stated rate of 15.0% and accretion of DIC, was 62.5% as of September 30, 2016 and 46.0% as of September 30, 2017. Additionally, we incur other debt financing expenses under the Credit Facility as discussed below.

Other debt financing expenses. Other debt financing expenses of $14.7 million for the nine months ended September 30, 2017 were attributable to the Credit Facility entered into in June 2016. For the nine months ended September 30, 2017, other debt financing expenses consisted of (i) collateral monitoring fees at the rate of 2.5% of outstanding borrowings, for a total of $1.7 million, (ii) unused line fees at 5.0% of undrawn borrowings of $17.5 million, for a total of $0.7 million, (iii) write-off of debt discount and issuance costs of $9.9 million related to aggregate principal prepayments of $21.5 million, (iv) a target date fee of $1.3 million since the merger with GPIA did not occur by August 31, 2017, (iv) amortization of $0.8 million related to $3.3 million of net DIC associated with the undrawn portion of the Credit Facility, and (v) amortization of prepaid agent fees of $0.3 million. We expect our collateral monitoring fees will increase during the remainder of the year ending December 31, 2017, since outstanding principal subject to such fees increased by $50.0 million as a result of the Sixth Amendment to the Credit Facility entered into in October 2017, as discussed below under Liquidity and Capital Resources.

For the nine months ended September 30, 2016, the key components of other debt financing expenses consisted of (i) unused line fees of $3.1 million for the period from June 24, 2016 through September 30, 2016, based on fees of 15.0% of the $65.0 million delayed draw A Term Loan and 5.0% of the $30.0 million delayed draw B Term Loan, and (ii) amortization of debt issuance costs of $1.0 million related to $14.2 million of net DIC associated with the $95.0 million unfunded portion of the Credit Facility. In October 2016, we borrowed the entire $65.0 million under the delayed draw A Term Loan and $12.5 million under the delayed draw B Term loan, which resulted in a significant reduction in unused line fees beginning in November 2016.

Loss on embedded derivatives and redeemable warrants, net. The requirements to pay default interest at 2.0% during the existence of an event of default, equity raise delay fees, and “make-whole” interest payments for certain principal prepayments as defined in the Credit Facility, are examples of embedded derivatives required to be bifurcated and reported at fair value. Make-whole interest payments are computed as set forth in the Credit Facility primarily based on the 15.0% per annum stated rate, and are required for certain prepayments prior to June 2019.

As of September 30, 2017 and 2016, the fair value of embedded derivatives was $9.8 million and $5.0 million, respectively. The change in fair value of embedded derivatives resulted in the recognition of a loss of $4.4 million and $5.0 million for the nine months ended September 30, 2017 and 2016, respectively. Increases in the fair value of embedded derivatives result in losses that are recognized when the likelihood increases that a future cash payment will be required to settle an embedded derivative, whereas gains are recognized when the fair value decreases. Decreases in fair value result when we become contractually obligated to pay an embedded derivative (whereby the embedded derivative liability is transferred to a contractual liability), or as the likelihood of a future cash settlement decreases.

In connection with our Credit Facility, we issued warrants to the Origination Agent for 2.7 million shares (as adjusted for the Exchange Ratio in the merger with GPIA) of our common stock in June 2016. These warrants were redeemable by the holder under certain circumstances which required classification as a liability. The fair value of these warrants was $8.8 million at issuance and $6.0 million as of September 30, 2016, resulting in a gain of $2.8 million for the nine months ended September 30, 2016.

Due to an anti-dilution provision in the original warrant agreement, in October 2016 we issued a warrant for an additional 0.7 million shares (as adjusted for the Exchange Ratio in the merger with GPIA) resulting in outstanding warrants for 3.4 million shares through October 10, 2017, when we issued an additional warrant for approximately 62,000 shares as consideration for the Origination Agent to eliminate the cash redemption and anti-dilution features. Accordingly, we recognized a loss of $14.1 million for the nine months ended September 30, 2017 for changes in fair value of the warrants for 3.4 million shares. Due to the elimination of the cash redemption feature on October 10, 2017, we will not recognize future changes in fair value in our statements of operations and the redeemable warrant liability of $21.3 million as of September 30, 2017, will be reclassified to additional paid-in capital.

Other income (expense), net. For the nine months ended September 30, 2016, we had net other expense of $0.7 million as compared to the nine months ended September 30, 2017, when we had net other income of $0.4 million. This change of $1.1 million was primarily attributable to an increase in foreign exchange gains for the nine months ended September 30, 2017.

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Liquidity and Capital Resources

Overview. As of September 30, 2017, we had a working capital deficit of $152.2 million and an accumulated deficit of $300.5 million. We incurred a net loss of $49.4 million and $37.0 million for the nine months ended September 30, 2017 and 2016, respectively.

A key component of our business model requires that substantially all customers are required to prepay us annually for the services we will provide over the following year or longer. As a result, we collect cash from our customers in advance of when the related service costs are incurred, which resulted in deferred revenue of $125.9 million that is included in current liabilities as of September 30, 2017. Therefore, we believe that working capital deficit is not as meaningful in evaluating our liquidity since the costs of fulfilling our commitments to provide services to customers are limited to approximately 37.5% of the related deferred revenue based on our gross profit percentage of 62.5% for the nine months ended September 30, 2017.

After giving effect to the Sixth Amendment to the Credit Facility discussed below, we have contractual obligations of approximately $36.6 million that are due during the 12 months ending September 30, 2018. This amount consists of operating and capital lease payments of $5.7 million and estimated payments due under the Credit Facility of $30.9 million, including (i) principal of $9.8 million, (ii) interest payable in cash for $14.8 million, (iii) collateral monitoring and unused line fees for $3.9 million, (iv) consulting fees for $2.0 million, and (v) annual loan service and agent fees for $0.4 million.

As of September 30, 2017, our existing capital resources to satisfy these payments consist of cash and cash equivalents of $6.9 million and restricted cash in control accounts of $8.7 million, for a total of $15.6 million. Based on our expectations for future growth in net revenue and improved leverage on our cost of revenue and operating expenses, we believe our cash flow from operating activities for the year ending September 30, 2018, combined with our existing capital resources and the net proceeds from the October 2017 reverse recapitalization of approximately $25.9 million, will be sufficient to fund our aggregate contractual obligations of $36.6 million. The reverse recapitalization and consummation of the business combination with GPIA are discussed further in Notes 1 and 11 to the condensed consolidated financial statements included in Item 1 of this Form 8-K/A.

As discussed below in greater detail, for the nine months ended September 30, 2017, we generated cash flows from our operating activities of $26.2 million which included $13.2 million of net operating cash receipts from a non-recurring insurance settlement. we believe our operating cash flows for the twelve months ending September 30, 2018 will be sufficient to fund the portion of our contractual obligations that are not funded with existing capital resources, as well as mandatory principal prepayments that may become due.

Credit Facility. In June 2016, we entered into a multi-draw term loan Financing Agreement (the “Credit Facility”) with a syndicate of lenders (the “lenders”). The key terms of the Credit Facility (including changes set forth in the Second Amendment entered into in October 2016, the Third Amendment entered into in May 2017, and the Fifth Amendment entered into in June 2017) are disclosed in Note 5 to the condensed consolidated financial statements, set forth in Item 1 to this Exhibit 99.1.

On October 3, 2017, we entered into the sixth amendment to the Credit Facility (the “Sixth Amendment”). The Sixth Amendment became effective and was contingent upon the consummation of the business combination with GPIA that closed on October 10, 2017. Pursuant to the Sixth Amendment, upon consummation of the business combination we were required to prepay $5.0 million of mandatory trigger event consulting exit fees due to the Origination Agent. In addition, $50.0 million of the remaining mandatory trigger event exit fees under the Credit Facility were converted into principal under the Credit Facility. As a result, the existing mandatory trigger event exit fees were reduced by $55.0 million and the principal balance outstanding under the Credit Facility increased by $50.0 million. The $50.0 million of additional principal incurred by the transfer of mandatory trigger event exit fees is not subject to future make-whole interest penalties in the event of prepayment or repayment. In addition, the conditions set forth in the lender consents executed as of May 16, 2017 that required at the closing of the business combination a payment of at least $35.0 million be made to the lenders under the Credit Facility, was deemed to be satisfied upon the effectiveness of the Sixth Amendment.

Upon the effectiveness of the Sixth Amendment, we had a total of $135.0 million outstanding under the Credit Facility consisting of (i) outstanding term loans in the aggregate principal amount of $125.0 million, (ii) mandatory trigger event exit fees of $6.0 million, and (iii) mandatory consulting fees of $4.0 million. Additionally, we were obligated under the Credit Facility to make future payments to the lenders pursuant to the Fifth Amendment for an amendment fee of $1.25 million and an equity raise delay fee of $1.25 million, and for an amendment fee of $3.75 million pursuant to the Sixth Amendment.

Upon the effectiveness of the Sixth Amendment, the $50.0 million of mandatory trigger event exit fees that converted into term debt bears interest at 12.0% per annum payable in cash and 3.0% per annum payable in kind (“PIK”), and is subject to collateral monitoring fees at 2.5% per annum. Accordingly, our interest expense and other debt financing fees are expected to increase beginning in the fourth quarter of 2017. In addition, certain of the mandatory trigger event exit fees will continue to be adjusted up or down based on annualized net revenue for the most recently completed calendar quarter. Prior to the Sixth Amendment, these mandatory trigger event exit fees were required to be adjusted through the termination date of the Credit Facility. However, pursuant to the Sixth Amendment, these adjustments will cease when the principal balance under the Credit Facility is less than $52.0 million.

In connection with our entry into the Sixth Amendment, various financial covenants were adjusted such that we believe that future compliance will be maintained. We also agreed to pay an amendment fee in connection with the Sixth Amendment of $3.75 million, which is due and payable in July 2019, but will be waived under certain conditions as discussed below.

The Sixth Amendment is expected to improve our liquidity and capital resources in the following ways:

•	The previous requirement to utilize $35.0 million of the proceeds from the Merger Agreement to make an estimated principal payment of $27.1 million and a make-whole interest payment of $7.9 million was eliminated.
•	Principal payments of $6.75 million that would have been payable during the fourth quarter of 2017 were eliminated during that time period and will be due at maturity. For the six months ending June 30, 2018, principal payments were reduced from $2.25 million per month to $1.0 million per month. Beginning in July 2018 and continuing through maturity of the Credit Facility, principal payments were reduced from $2.5 million per month to $1.25 million per month. We may elect to prepay $4.25 million of the principal payments eliminated for the fourth quarter of 2017 by March 31, 2018, without incurring a make-whole interest payment on such prepayment.
•	The Sixth Amendment capped aggregate cash payments for transaction costs and deferred underwriting fees related to the Merger Agreement at $20.0 million. We complied with this restriction whereby the actual cash payments were $19.4 million, consisting of $7.9 million related to GPIA and $11.5 million related to Rimini Street, Inc, a Nevada corporation (“RSI”).
•	The requirement to make mandatory payments related to the calculation of Excess Cash Flow was reduced from 75% to 50%, and the measurement period was changed from quarterly to an annual measurement period beginning for the year ending December 31, 2019 (payable in cash beginning in April 2020).
•	The requirement to make mandatory principal payment sweeps upon receipt of customer prepayments for periods extending beyond 12 months was eliminated.
•	The due date for the amendment fee and the equity raise delay fee incurred on September 1, 2017 in connection with the Fifth Amendment to the Credit Facility is the earlier of (i) April 16, 2019 and (ii) such time that we raise at least $100.0 million of equity financing (including the gross proceeds of $50.3 million from the business combination).
•	Upon consummation of the business combination on October 10, 2017, the lenders permanently waived the requirement to pay equity raise delay fees of $1.25 million for October 2017 and for each month thereafter.
•	The unfunded portion of the Credit Facility for $17.5 million remains available and may be borrowed through the maturity date with the consent of the Origination Agent, with $5.0 million of the $17.5 million that may be drawn through February 2018 (i) without written consent of the Origination Agent, and (ii) subject to a lower minimum liquidity threshold.

The Sixth Amendment also provides for improvements in financial covenants and the elimination of certain covenants and changes in fees if we complete certain equity financings, including the business combination, and if the following events occur by April 10, 2018:

•	If we complete one or more additional equity financings such that the aggregate gross proceeds of the business combination and such equity financings result in the principal balance of the term loans under the Credit Facility to be less than $95.0 million, and if we have received at least $42.5 million in net cash proceeds from the business combination and subsequent equity financings, then the lenders have agreed to make certain additional concessions in the terms of the Credit Facility, including the elimination of (i) accrual of PIK interest on all of the term loans under the Credit Facility, (ii) the requirement to pay the $3.75 million amendment fee for the Sixth Amendment, and (iii) the marketing return ratio, churn rate and minimum gross margin financial covenants.
•	If the aggregate outstanding principal balance of the term loans under the Credit Facility is less than $95.0 million, but we have not received at least $42.5 million in net cash proceeds from the business combination and subsequent equity financings, then the lenders have agreed to eliminate the marketing return ratio, churn rate and minimum gross margin financial covenants, but PIK interest on the term loans will continue to accrue at the existing 3.0% rate, and we will be required to pay the $3.75 million amendment fee on the earlier to occur of (i) July 2, 2019 and (ii) the closing of aggregate equity financings of at least $100.0 million, including the proceeds from the business combination, if such equity financings occur prior to July 2, 2019.
•	If the aggregate outstanding principal balance of the term loans under the Credit Facility is greater than or equal to $95.0 million, then we will be required to (i) pay the Sixth Amendment fee equal to $3.75 million which will be due and payable on the earlier to occur of July 2, 2019 and the closing of aggregate equity financings of at least $100.0 million, including the proceeds from the business combination, if such equity financings occur prior to July 2, 2019, (ii), PIK interest on the term loans will continue to accrue at the existing 3.0% per annum rate and (iii) the marketing return ratio, churn rate and minimum gross margin financial covenants will not be eliminated until the term loans under the Credit Facility are less than $95.0 million.

Proceeds from the business combination and subsequent equity financings will be applied as follows to the lenders and the Origination Agent under the Credit Facility:

•	equity proceeds from the first $50.0 million of gross proceeds from the business combination are required to pay down $5.0 million of mandatory trigger event exit fees due to the Origination Agent; and
•	net cash proceeds in excess of the $50.0 million minimum required for the closing of the business combination are applied as follows:
•	the first $42.5 million of net cash proceeds may be retained by us or utilized to pay down the term loans;
•	additional net cash proceeds are required to pay down the term loan to $95.0 million;
•	we may then retain the next $17.5 million of such net cash proceeds on our balance sheet or utilize it to pay down the term loans; and
•	50% of any additional net cash proceeds shall be used to pay down term loans and the remaining 50% of such net cash proceeds to be retained on the balance sheet.

For additional information about the Credit Facility, please refer to Notes 5 and 11 to the condensed consolidated financial statements included in Item 1 hereof, and Notes 5 and 12 to our consolidated financial statements for the year ended December 31, 2016, beginning on page F-51 in the Registration Statement on Form S-4, as amended, filed with the SEC by GPIA on September 7, 2017.

Carrying Value and DIC Accretion. As of September 30, 2017, the aggregate fees accounted for as discounts and issuance costs (collectively, “DIC”) and not yet accreted to interest expense related to the funded portion of the Credit Facility amounts to $59.8 million, and net DIC associated with the $17.5 million unfunded portion of the Credit Facility amounted to $3.3 million. DIC related to the funded debt is accreted to interest expense using the effective interest method, and DIC related to unfunded debt is being amortized using the straight-line method over the term of the Credit Facility. Presented below is a summary of activity related to the funded debt for the nine months ended September 30, 2017 (in thousands):

	December 31,	PIK	Amendment/	Liability	Principal Reductions			Accretion	September 30,
	2016	Accrual	Fees	Adjustments	Scheduled	Prepayments		Expense	2017

Contractual liabilities:
Principal balance	$107,900	$2,038	$-	$-	$(13,500)	$(21,493	)(1)	$-	$74,945
Mandatory trigger event exit fees	55,258	-	-	5,775	-	-		-	61,033
Mandatory consulting fees	6,000	-	-	-	(2,000)	-		-	4,000

Total contractual liability	$169,158	$2,038	$-	$5,775	$(15,500)	$(21,493)		$-	$139,978

Debt discount and issuance costs:
Original issue discount	$2,150	$-	$-	$-	$-	$(269	)(2)	$-	$1,881
Origination fee	5,375	-	-	-	-	(673	)(2)	-	4,702
Amendment fee	8,600	-	1,075	-	-	(1,080	)(2)	-	8,595
Fair value of warrants	7,608	-	-	-	-	(952	)(2)	-	6,656
Consulting fees to lenders	7,720	-	-	-	-	(966	)(2)	-	6,754
Mandatory trigger event exit fees	55,258	-	-	5,775	-	(7,480	)(2)	-	53,553
Other issuance costs	3,823	-	287	-	-	(481	)(2)	-	3,629

Total discount and issuance costs	90,534	-	1,362	5,775	-	(11,901)		-	85,770
Cumulative accretion	(9,440)	-	-	-	-	2,040	(2)	(18,548)	(25,948)

Net discount	81,094	-	1,362	5,775	-	(9,861)		(18,548)	59,822

Net carrying value	$88,064	$2,038	$(1,362)	$-	$(15,500)	$(11,632)		$18,548	$80,156

(1)       Mandatory principal prepayments in the aggregate of $21.5 million, are comprised of (i) $14.1 million in April 2017 in connection an insurance settlement, (ii) a principal payment of $4.0 million in May 2017 for 75% of Excess Cash Flow for the quarter ended March 31, 2017, (iii) a principal payment of $2.5 million in May 2017 required under the Third Amendment, and (iv) mandatory principal prepayments required for customer prepayments received in the second and third quarters of 2017 of $0.9 million for service periods commencing more than one year after the contract effective date.

(2)       Due to the mandatory prepayments of principal discussed under (1) above, the Company recorded a loss of $9.9 million, consisting of a write-off of the debt discounts and issuance costs associated with the funded debt in the aggregate amount of $11.9 million, less the previously recognized accretion expense related to these amounts of $2.0 million. The amount of debt discounts and issuance costs written off was based on the percentage of principal prepaid in relation to the total contractual liabilities immediately before the prepayment.

As of September 30, 2017, accretion of DIC for the funded debt of the Credit Facility is at an annual rate of 31.0%, resulting in an overall effective annual rate of 46.0% (excluding the impact of unused line fees, collateral monitoring fees, and amortization of debt issuance costs related to the unfunded portion of the Credit Facility).

Maturities of Contractual Obligations. Based on the $140.0 million contractual liability outstanding under the Credit Facility and after giving effect to the Sixth Amendment to the Credit Facility, the scheduled future maturities, are as follows (in thousands):

12-Month Period Ending	Credit Facility
September 30,	Principal	Exit Fees	Consulting	Total

2018	$9,750	$-	$2,000	$11,750
2019	15,000	-	2,000	17,000
2020	50,195	61,033	-	111,228

Total	$74,945	$61,033	$4,000	$139,978

As of September 30, 2017, the current maturities of long-term debt amounted to $11.8 million as shown in the table above. As a result of the Sixth Amendment to the Credit Facility there are no required principal payments based on the calculation of 75% of Excess Cash Flow generated for each of the four calendar quarters for the 12-month period ending on September 30, 2018, and the previous requirement to make mandatory principal payments related to certain customer prepayments has been eliminated.

Collateral and Covenants. Borrowings under the Credit Facility are collateralized by substantially all of our assets, including certain cash depository accounts that are subject to control agreements with the lenders under the Credit Facility. As of September 30, 2017, the restricted cash balance under the control agreements totaled $8.3 million. Under the Credit Facility, we are required to comply with various financial and operational covenants on a monthly or quarterly basis, including a leverage ratio, minimum liquidity, churn rate, asset coverage ratio, minimum gross margin, and certain budgetary compliance restrictions. The Credit Facility also prohibits or limits our ability to incur additional debt, pay cash dividends, sell assets, merge or consolidate with another company, and other customary restrictions associated with debt arrangements. From November 2016 through April 2017, we had made expenditures that exceeded certain budgetary compliance covenants which resulted in the existence of an event of default under the Credit Facility that was subsequently cured by the Third Amendment.

Origination Agent Consulting Agreement. In addition to the Credit Facility, we entered into a consulting agreement with the Origination Agent. In addition to four cash payments of $2.0 million to the Origination Agent, the consulting agreement also provided for the issuance of a warrant to the Origination Agent. This warrant had anti-dilution provisions that were triggered when RSI issued Series C Preferred Stock in October 2016 and, as adjusted for the Exchange Ratio in the merger with GPIA, resulted in warrants for an aggregate of 14.1 million shares of RSI common stock at an exercise price of $1.35 per share. The Origination Agent warrants were redeemable for cash at the option of the holder under certain circumstances that required classification as a liability. Upon consummation of the merger with GPIA, the holder of Origination Agent warrants agreed to eliminate the cash redemption feature and the anti-dilution provisions associated with such warrants in exchange for the issuance of an additional warrant to purchase approximately 260,000 shares of RSI common stock at an exercise price of $1.35 per share. As of September 30, 2017, the estimated fair value related to Origination Agent warrants for an aggregate of approximately 14.1 million shares of our common stock, amounted to $21.3 million. Due to the elimination of the cash redemption feature upon consummation of the merger, the Origination Agent warrants will no longer be classified as a liability beginning on October 10, 2017.

In October 2016, we entered into a Series C Preferred Stock Purchase Agreement with a group of investors resulting in the issuance of approximately 56.4 million shares of Series C Preferred Stock (“Series C Preferred”) for approximately $0.18 per share, for gross proceeds of $10.0 million. The net proceeds were $9.9 million and were used to satisfy the required equity participation by the lenders under the Credit Facility and payment of the Rimini I judgment.

Related Party Loan Payable. Upon consummation of the Merger Agreement, an outstanding loan payable incurred by GPIA that is payable to the Sponsor for approximately $3.0 million was not repaid, and will remain as our continuing obligation. The loan is non-interest bearing and will become due and payable when the outstanding principal balance under the Credit Facility is less than $95.0 million.

Cash Flows Summary

Presented below is a summary of our operating, investing and financing cash flows for the nine months ended September 30, 2017 and 2016 (in thousands):

	2017	2016

Net cash provided by (used in):
Operating activities	$26,156	$12,048
Investing activities	(1,074)	(630)
Financing activities	(38,280)	3,487

Cash Flows Provided By Operating Activities

A key component of our business model requires that substantially all customers prepay us annually for the services we will provide over the following year or longer. As a result, we collect cash in advance of the date when the vast majority of the related services are provided and paid for. Also, as our net revenue has increased we have been able to improve our gross profit percentage, due to the costs of employee and shared support services being spread out over a wider client base. Additionally, we have been able to leverage our sales and marketing expenses over the increased client base and have found opportunities to reduce spending while continuing to expand our business.

For the nine months ended September 30, 2017, cash flows provided by operating activities amounted to $26.2 million. While we recognized a net loss of $49.4 million for the nine months ended September 30, 2017, non-cash expenses of $53.5 million mitigated the cash impact of our net loss, resulting in positive operating cash flows of $4.1 million. Non-cash expenses included accretion and amortization expense of $19.4 million, the write-off of debt discount and issuance costs of $9.9 million, and a loss on embedded derivatives and redeemable warrants of $18.5 million.

Changes in working capital also contributed to positive operating cash flows including (i) customer cash collections that resulted in a reduction in accounts receivable of $21.7 million, (ii) the cash proceeds from a non-recurring insurance settlement, net of related legal fees, of $13.2 million, and (iii) an increase in accounts payable accrued expenses of $0.8 million. These positive changes in working capital total $35.7 million and were partially offset by a decrease in deferred revenue of $12.0 million and cash payments resulting in an increase in prepaid expenses of $1.8 million. Due to the accounting for the insurance settlement as a deferred liability, future legal expenses will be reduced through the non-cash amortization of the deferred settlement liability.

For the nine months ended September 30, 2016, cash flows provided by operating activities were $12.0 million. The key drivers of our positive operating cash flow consist of our net loss of $37.0 million, which was offset by non-cash expenses of $10.0 million and changes in operating assets and liabilities of $39.0 million. The changes in operating assets and liabilities included (i) customer cash collections that resulted in a reduction in account receivable of $8.5 million and an increase in deferred revenue of $24.9 million, and (ii) a net increase in accounts payable and accrued expenses of $8.8 million. These increases in operating assets and liabilities total $42.2 million and were partially offset by cash payments to fund an increase in prepaid expenses and other assets of $3.2 million.

Cash Flows Used In Investing Activities

Cash used in investing activities was primarily driven by capital expenditures for leasehold improvements and computer equipment as we continued to invest in our business infrastructure and advance our geographic expansion. Capital expenditures totaled $1.1 million and $0.6 million for the nine months ended September 30, 2017 and 2016, respectively. Since we entered into the Credit Facility in June 2016, we have been subject to covenants in the Credit Facility that put restrictions on our capital expenditures. For the nine months ended September 30, 2017, capital expenditures of $1.1 million consisted of $0.3 million for new computer equipment at our U.S. facilities, leasehold improvements and equipment of $0.6 million for our larger facility in Brazil, and $0.2 million for computer equipment for our facility in India. These expenditures were required to support net revenue growth in these locations.

For the nine months ended September 30, 2016, capital expenditures of $0.6 million consisted of $0.3 million for new computer equipment at our U.S. facilities and $0.3 million to support expansion of our business in India.

Cash Flows From Financing Activities

Cash used in financing activities of $38.3 million for the nine months ended September 30, 2017 was primarily attributable to principal payments of $37.0 million under the Credit Facility. Such principal payments include principal pay downs of $14.1 million from a deferred insurance settlement, $4.0 million from the 75% of Excess Cash Flow requirement under the Credit Facility for the first quarter of 2017, $2.5 million required under the Third Amendment in May 2017, $0.9 million from customer prepayments received, a scheduled consulting payment of $2.0 million, and scheduled principal payments of $13.5 million. Other uses of cash for the nine months ended September 30, 2017 included payments for debt issuance costs related to amendments to the Credit Facility of $0.3 million, payment of deferred offering costs related to the reverse recapitalization of $0.7 million, and principal payments under capital leases of $0.6 million. These uses of cash which total $38.6 million were partially offset by proceeds from the exercise of stock options of $0.3 million, to arrive at net cash used in financing activities of $38.3 million for the nine months ended September 30, 2017.

Cash provided by financing activities of $3.5 million for the nine months ended September 30, 2016 was primarily attributable to net proceeds from borrowings under the Credit Facility of $19.1 million and $0.5 million under our prior line of credit, for aggregate borrowings of $19.6 million. These cash inflows were partially offset by principal payments of $14.7 million to repay our prior line of credit, and principal payments of $0.4 million on capital lease and other debt obligations. Other cash outflows were comprised of payments of $0.6 million for debt issuance costs under the Credit Facility.

Foreign Subsidiaries. Our foreign subsidiaries and branches are dependent on our U.S.-based parent for continued funding. We currently do not intend to repatriate any amounts that have been invested overseas back to the U.S.-based parent. Should any funds from our foreign subsidiaries be repatriated in the future, we believe we would not need to accrue and pay taxes on the amounts repatriated due to the significant amount of tax net operating loss carryforwards we have available to offset such income taxes. As of September 30, 2017, we had cash and cash equivalents of $3.4 million in our foreign subsidiaries.

Off-Balance Sheet Arrangements

During the periods presented, we did not have any relationships with unconsolidated organizations or financial partnerships, such as structured finance or special purpose entities, which were established for the purpose of facilitating off-balance sheet arrangements.

Critical Accounting Policies and Significant Judgments and Estimates

Our management’s discussion and analysis of financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, as well as the reported net revenue and expenses during the reporting periods. These items are monitored and analyzed for changes in facts and circumstances, and material changes in these estimates could occur in the future. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Changes in estimates are reflected in reported results for the period in which they become known. Actual results may differ from these estimates under different assumptions or conditions.

We believe that of our significant accounting policies that are described in Note 2 to our consolidated financial statements beginning on page F-51 in the Registration Statement on Form S-4, as amended, filed with the SEC by GPIA on September 7, 2017, the following accounting policies involve a greater degree of judgment and complexity. Accordingly, these are the policies we believe are the most critical to aid in fully understanding and evaluating our consolidated financial condition and results of operations.

Debt

At inception of the Credit Facility, we evaluated the Credit Facility as well as several related agreements that were entered into concurrently to determine if the fair value of the cash and non-cash amounts payable pursuant to such agreements are required to be treated as debt discounts and issuance costs. In addition, for amounts subject to a consulting agreement entered into concurrently with the Origination Agent, we determined that the fair value of the warrants issued at inception, the annual consulting services, and the trigger event fees payable at termination of the Credit Facility, should all be accounted for as additional consideration to obtain the financing. Accordingly, these costs, as well as origination fees, original issue discounts, and incremental and direct professional fees paid by us for our own account and similar costs paid on behalf of the lenders under the Credit Facility, were treated as debt discount and issuance costs.

Debt issuance costs are allocated proportionately, based on cumulative borrowings in relation to the total financing commitment, between the funded and unfunded portions of the Credit Facility debt. Debt issuance costs and discounts related to funded debt are classified as a reduction in the carrying value of the debt in our consolidated balance sheets and are accreted to interest expense using the effective interest method. Debt issuance costs related to unfunded debt are classified as a long-term asset in our consolidated balance sheets, and are generally amortized using the straight-line method over the contractual term of the debt agreement. When we borrow incremental amounts under the Credit Facility, the net carrying value of debt issuance costs related to previously unfunded debt are transferred to debt discounts and issuance costs related to funded debt where they are included as a component of the carrying value of the funded debt and accreted prospectively using the effective interest method.

The Credit Facility is a highly complex legal document that contains numerous embedded derivatives that we are required to evaluate for accounting recognition. For embedded derivatives, we record the fair value, if any, as a liability at the date of such determination. We also evaluate each embedded derivative on a quarterly basis to determine if the facts and circumstances have changed whereby the liability has increased or decreased. When a liability is initially established or changed for an embedded derivative, a corresponding adjustment to non-operating income or expenses is reflected in our consolidated statements of operations.

The balance sheet classification of our debt between current and long-term liabilities takes into account scheduled principal payments in effect under the Credit Facility, certain customer prepayments required to be designated for mandatory principal reductions and Excess Cash Flow prepayments, if any, for quarterly periods ending on or before the balance sheet date. We are obligated to make principal payments in the future based on the calculation of Excess Cash Flow and such prepayments for periods after the balance sheet date are not included in current liabilities since they are contingent prepayments based on the generation of working capital in the future.

When we amend our debt agreements, we evaluate the terms to determine if the amendment should be accounted for as a modification or an extinguishment. This determination has a significant impact on our current and future results of operations, since a conclusion that a debt extinguishment has occurred results in the recognition of a loss consisting of all costs incurred before the amendment. Alternatively, if we conclude that the amendment should be accounted for as a modification, such costs continue to be accounted for as a component of the carrying value of the debt, and amounts paid to the lenders under the Credit Facility to obtain the amendment are accounted for as a debt issuance cost and allocated between the funded debt and the unfunded debt. When we make mandatory prepayments of principal under the Credit Facility we write-off a proportional amount of unamortized debt discount and issuance costs in relation to the total debt obligations under the Credit Facility.

Revenue Recognition

Revenue is derived from support services, and to a lesser extent, software licensing and related maintenance and professional services. A substantial majority of revenue is from support services, and revenue from other sources has been minimal to date. Revenue is recognized when all the following criteria are met:

•	Persuasive evidence of an arrangement exists. We generally rely on a written sales contract to determine the existence of an arrangement.
•	Delivery has occurred. We consider delivery to have occurred over the contractual term when support service is available to the customer in the manner prescribed in the contractual arrangement, and when there are no further additional performance or delivery obligations.
•	Fee is fixed or determinable. We assess whether the sales price is fixed or determinable based on the payment terms and whether the sales price is subject to refund or adjustment.
•	Collection is reasonably assured. Collection is deemed probable if we expect that the customer will be able to pay amounts under the arrangement as payments become due. Previous uncollectable receivables have not had a material impact on the consolidated financial statements for the periods presented.

We recognize our support services revenue provided on third-party software in accordance with Accounting Standards Codification (ASC) 605, Revenue Recognition, and SEC Staff Accounting Bulletin (SAB) 104, Revenue Recognition. Pricing for support services is generally established on a per-customer basis as set forth in the arrangements. The non-cancellable terms of our support services arrangements average two years and in most cases, include an extended initial support service period of generally three to six months for transition and onboarding tasks. This results in a discounted fee for the initial support service period. For such arrangements, revenue is limited to the amount that is not contingent upon the future delivery of support services whereby each annual billing period is recognized on a straight-line basis over the respective annual support service period. For arrangements not subject to this contingent revenue limitation, the total arrangement fee is recognized as revenue on a straight-line basis over the non-cancellable term.

In certain circumstances, we enter into arrangements with multiple elements, comprised of support services for multiple third-party software platforms and to a much lesser extent professional services and software product licensing and related maintenance support. When we enter into multiple element arrangements, these arrangements are evaluated to determine if the multiple elements consist of more than one unit of accounting and can be separated accordingly. Based on separation criteria under U.S. GAAP, deliverables in multiple element arrangements can be segregated into separate units of accounting if: a) they have value to the customer on a standalone basis. The items have value on a standalone basis if they are sold separately by any vendor or the customer could resell the delivered items on a standalone basis; b) if the sales arrangement includes a general right of return relative to the delivered item, delivery or performance of the undelivered items are considered probable and substantially in the control of the vendor. If deliverables can be separated into individual units of accounting, then we allocate consideration at the inception of an arrangement to all deliverables based on the relative selling price method in accordance with the selling price hierarchy, which includes: (i) vendor-specific objective evidence (“VSOE”) if available; (ii) third-party evidence (“TPE”) if VSOE is not available, and (iii) best estimate of selling price (“BESP”) if neither VSOE nor TPE is available. Revenue from each deliverable are recognized when all requirements are met for that specific deliverable. If deliverables cannot be separated into separate units of accounting, then the arrangement will be accounted for as a single unit of accounting and revenue will be recognized when all requirements are met for all deliverables within the arrangement.

In determining VSOE, accounting guidance requires that a substantial majority of the standalone selling prices for these products fall within a reasonably narrow pricing range. We have not established VSOE due to lack of pricing consistency. We have also concluded that TPE is not a practical alternative due to differences in our service offerings compared to other parties and the availability of relevant third-party pricing information. Accordingly, for replacement of vendor support services, we establish BESP primarily by consistently pricing its arrangements following its internal pricing policy of quoting the customers a 50% discount to their current annual support fees they would otherwise pay enterprise software vendors. We regularly review BESP. Changes in assumptions or judgments or changes to the elements in the arrangement could cause an increase or decrease in the amount of revenue that we report in a particular period.

In a limited number of arrangements, we also license software products and related maintenance services under term-based arrangements. The terms of software licenses and services support are the same, and when support services are terminated, the software license is also terminated. To date software has not been licensed separately, but rather has only been licensed along with service support arrangements. This software is considered essential to the functionality of the support services for these arrangements. We apply the provisions of ASC 985-605, Software Revenue Recognition, to these deliverables. Accordingly, all revenue from the software license is recognized over the term of the support services.

Deferred revenue consists of billings issued that are non-cancellable but not yet paid and payments received in advance of revenue recognition. We typically invoice our customers at the beginning of the contract term, in annual and multi-year installments. Deferred revenue that is anticipated to be recognized during the succeeding 12-month period is recorded as current deferred revenue and the remaining portion is recorded as long-term deferred revenue.

Valuation of Embedded Derivatives, Redeemable Warrants, and Stock-Based Compensation

Through September 30, 2017, we were a private company with no active market for our common stock. When we enter into a financial instrument such as a debt or equity agreement (the “host contract”), we assess whether the economic characteristics of any embedded features are clearly and closely related to the primary economic characteristics of the remainder of the host contract. When it is determined that (i) an embedded feature possesses economic characteristics that are not clearly and closely related to the primary economic characteristics of the host contract, and (ii) a separate, stand-alone instrument with the same terms would meet the definition of a financial derivative instrument, then the embedded feature is bifurcated from the host contract and accounted for as a derivative instrument. The estimated fair value of the derivative feature is recorded separately from the carrying value of the host contract, with subsequent changes in the estimated fair value recorded as a non-operating gain or loss in our consolidated statements of operations.

The Credit Facility includes features that were determined to be embedded derivatives requiring bifurcation and accounting as separate financial instruments. The fair value of these embedded derivatives is estimated using the “with” and “without” method. Accordingly, the Credit Facility was first valued with the embedded derivatives (the “with” scenario) and subsequently valued without the embedded derivative (the “without” scenario). The fair values of the embedded derivatives were estimated as the difference between the fair values of the Credit Facility in the “with” and “without” scenarios. The fair values of the Credit Facility in the “with” and “without” scenarios were determined using the income approach, specifically the yield method. Significant “Level 3” assumptions used in the valuation of the embedded derivatives include the timing of projected principal payments, the remaining term to maturity, and the discount rate.

We issued warrants to the Origination Agent in connection with a consulting agreement entered into concurrently with the Credit Facility. Until October 10, 2017, the Origination Agent warrants were redeemable for cash at the option of the holders under certain circumstances, including termination of the Credit Facility.

The valuation methodology for the warrants was performed through a hybrid model using Monte Carlo simulation, which considers possible future equity financing and liquidity scenarios, including an initial public offering, a sale of the business, and a liquidation of RSI. Key assumptions inherent in the warrant valuation methodology include projected revenue multiples, historical volatility, the risk-free interest rate, a discount rate for lack of marketability, and an overall discount rate.

We measure the cost of employee and director services received in exchange for all equity awards granted, including stock options, based on the fair market value of the award as of the grant date. We compute the fair value of options using the Black-Scholes-Merton (“BSM”) option pricing model. Assumptions used in the valuation of stock options include the expected life, volatility, risk-free interest rate, dividend yield, and the fair value of our common stock on the date of grant. We utilized the observable data for a group of peer companies that grant options with substantially similar terms to assist in developing our volatility assumption. The risk-free rate is based on U.S. Treasury yields in effect at the time of grant over the expected term. We did not assume a dividend yield since we have never paid dividends and do not plan to do so for the foreseeable future. The fair value of our common stock is based on the valuation methodology described above for the Origination Agent warrants.

We recognize the cost of the equity awards over the period that services are provided to earn the award, usually the vesting period. For awards granted which contain a graded vesting schedule, and the only condition for vesting is a service condition, compensation cost is recognized as an expense on a straight-line basis over the requisite service period as if the award was, in substance, a single award. Stock-based compensation expense is recognized based on awards ultimately expected to vest whereby estimates of forfeitures are based upon historical experience.

The assumptions used in estimating the fair value of warrants, derivatives and stock-based payment awards represent our best estimates, but these estimates involve inherent uncertainties and the application of our judgment. As a result, if factors change and we use different assumptions, warrant and stock-based compensation expense could be different in the future. Once our common stock becomes publicly traded, certain key valuation inputs to the option pricing method will be based on publicly available information. These key valuation inputs include the fair value of our common stock, and once there is sufficient trading history the volatility is expected to be derived from the historical trading activity of our common stock.

For details regarding valuation and accounting for warrants and options under our equity-based compensation plans, please refer to Note 6 to our unaudited condensed consolidated financial statements included in Item 1 hereof, and to Note 7, Stock Options and Warrants, to our 2016 audited consolidated financial statements beginning on page F-51 in the Registration Statement on Form S-4, as amended, filed with the SEC by GPIA on September 7, 2017.

Income Taxes

We account for income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered or settled. Realization of deferred tax assets is dependent upon future taxable income. A valuation allowance is recognized if it is more likely than not that some portion or all of a deferred tax asset will not be realized based on the weight of available evidence, including expected future earnings.

We recognize an uncertain tax position in our financial statements when we conclude that a tax position is more likely than not to be sustained upon examination based solely on its technical merits. Only after a tax position passes the first step of recognition will measurement be required. Under the measurement step, the tax benefit is measured as the largest amount of benefit that is more likely than not to be realized upon effective settlement. This is determined on a cumulative probability basis. The full impact of any change in recognition or measurement is reflected in the period in which such change occurs. Interest and penalties related to income taxes are recognized in the provision for income taxes.

United States federal and state laws impose substantial restrictions on the utilization of net operating loss and tax credit carryforwards in the event of an ownership change for tax purposes, as defined in Section 382 of the Internal Revenue Code. Depending on the significance of past and future ownership changes, our ability to realize the potential future benefit of tax losses and tax credits that existed at the time of the ownership change may be significantly reduced. We have not yet performed a Section 382 study to determine the amount of reduction, if any.

We have no provision for United States income taxes on undistributed earnings of its foreign subsidiaries because it is our intention to permanently reinvest these earnings outside the United States. If such earnings were distributed, we may be subject to additional United States tax expense. As of December 31, 2016, the cumulative amount of earnings upon which United States income taxes had not been provided was approximately $7.0 million. The unrecognized deferred tax liability for these earnings was approximately $0.5 million.

We file income tax returns in the United States federal, State of California and various other state jurisdictions, as well as various other jurisdictions outside of the United States. Our United States federal and state tax years for 2006 and forward are subject to examination by taxing authorities, due to unutilized net operating losses. All tax years for jurisdictions outside of the United States are also subject to examination. We do not have any unrecognized tax benefits to date.

Loss Contingencies

We are subject to the possibility of various loss contingencies arising in the ordinary course of business. An estimated loss contingency is accrued when it is probable that an asset has been impaired or a liability has been incurred and the amount of loss can be reasonably estimated. If some amount within a range of loss appears to be a better estimate than any other amount within the range, we accrue that amount. Alternatively, when no amount within a range of loss appears to be a better estimate than any other amount, we accrue the lowest amount in the range. If we determine that a loss is reasonably possible and the range of the loss is estimable, then we disclose the range of the possible loss. If we cannot estimate the range of loss, it will disclose the reason why we cannot estimate the range of loss. On a quarterly basis, we evaluate current information available to us to determine whether an accrual is required, an accrual should be adjusted, and if a range of possible loss should be disclosed.

Recent Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (FASB) or other standard setting bodies that are adopted by us as of the specified effective date. Unless otherwise discussed, we believe that the impact of recently issued standards that are not yet effective will not have a material impact on our financial position or results of operations upon adoption.

For additional information on recently issued accounting standards and our plans for adoption of those standards, please refer Note 2 to our unaudited condensed consolidated financial statements included under Item 1 herein.